                      SECURITIES AND EXCHANGE COMMISSION

                            Washington, D.C.  20549



                                   FORM 8-K
                                CURRENT REPORT

                    Pursuant to Section 13 or 15(d) of the
                        Securities Exchange Act of 1934



                       Date of Report: September 2, 1999
               Date of earliest event reported: August 18, 1999
                            _______________________



                       MARKETING SPECIALISTS CORPORATION
                     (F/K/A MERKERT AMERICAN CORPORATION)
            (Exact name of Registrant as specified in its charter)



         DELAWARE                         0-24667                04-3411833
(State or other jurisdiction          (Commission File       (I.R.S. Employer
      of incorporation)               Number)                Identification No.)


                     490 Turnpike Street, Canton, MA 02021
             (Address of principal executive offices and zip code)



              Registrant's telephone number, including area code:
                                (781) 828-4800

Item 2.     Acquisition or Disposition of Assets.
            ------------------------------------


    Merger of Richmont Marketing Specialists Inc. with and into Merkert American
    ----------------------------------------------------------------------------
Corporation
-----------

    On August 18, 1999, pursuant to an Agreement and Plan of Merger dated as of April 28, 1999 (the "Merger Agreement") between Richmont Marketing Specialists Inc., a Delaware corporation ("Richmont"), and Merkert American Corporation, a Delaware corporation ("Merkert") as amended on July 8, 1999, Richmont was merged with and into Merkert (the "Merger") with Merkert as the surviving corporation in the Merger. The Merger Agreement was approved by the stockholders of Merkert at its Special Meeting in Lieu of Annual Meeting of Stockholders held on August 18, 1999.

    At the effective time of the Merger (the "Effective Time"), the separate corporate existence of Richmont ceased and each issued and outstanding share of common stock, par value $.01 per share (the "Richmont Common Stock"), of Richmont was converted into the right to receive approximately 48.7198 shares of common stock, par value $.01 per share ("Merkert Common Stock"), of Merkert. In lieu of fractional shares, holders of Richmont Common Stock ("Richmont Stockholders") were paid an amount in cash (without interest), rounded to the nearest cent, determined by multiplying $11.00 by the fraction of a share of Merkert Common Stock, if any, to which such holder would otherwise be entitled.

    The former Richmont stockholders received approximately 6,705,551 shares of Merkert Common Stock as a result of the Merger. These shares represent 47.18% of the equity and 48.20% of the voting power of Merkert. There was no material relationship between Richmont or its stockholders and Merkert or any of its affiliates, directors or officers, or any associate of a director or officer of Merkert. In addition, options to purchase a total of approximately 800,000 shares of Merkert Common Stock were granted by Merkert to certain Richmont employees, directors, executives and other key individuals.

    In connection with the Merger and following the approval of the stockholders of Merkert, Merkert's corporate name was changed to "Marketing Specialists Corporation." At the stockholders meeting, the stockholders of Merkert also approved and adopted an amendment to Merkert's Amended and Restated 1998 Stock Option and Incentive Plan (the "Plan") which increased the number of shares of Merkert Common Stock reserved under the Plan to 1,847,762.

    In connection with the consummation of the Merger, Merkert amended and restated its senior credit facility agreement with First Union National Bank. The amended credit facility continues to provide for a $50 million term loan and a $25 million revolving line of credit and will otherwise be substantially similar to Merkert's existing credit facility with certain amended terms. The amended credit facility requires the payment of a consent fee equal to 1% of the aggregate amount of the credit facility payable upon the earliest of (i) syndication or refinancing of the facility, (ii) a default under the facility or (iii) March 31, 2000. The amendment also requires the payment of a syndication fee of $250,000 on March 31, 2000 if the credit facility has not been syndicated by that time, with additional fees of $350,000 at June 30, 2000, and $150,000 at the end of each month thereafter until syndicated.

    Other amendments include revising the debt to EBITDA maintenance ratios for September 30, 1999, and December 31, 1999 and basing the interest rate on the Prime Rate option instead of the LIBOR option. The borrowing base will be expanded to include an agreed-upon portion of Richmont's accounts receivables. The amended credit facility also contemplates that Merkert will eliminate the minimum annual fees of $1 million payable to Monroe & Company, LLC and Richmont Capital Partners I, L.P. under the new advisory agreement and defer payment of the Richmont closing fees otherwise payable to the same advisors until the amended credit facility has been syndicated.

    Also in connection with the consummation of the Merger, the five former stockholders of Richmont entered into a voting agreement with Monroe & Company, LLC and JLM Management Company LLC under which the parties agreed to vote all of the Merkert Common Stock held by them in favor of five nominees to the Merkert Board of Directors that are designated by one of the former Richmont stockholders, provided that the nominees are acceptable to Monroe & Company, LLC and JLM Management Company LLC.

Item 7.     Financial Statements, Pro Forma Financial Information and Exhibits
            ------------------------------------------------------------------

    The following financial statements and pro forma financial information accompany this report.

    (a) Financial Statements of Business Acquired

    Historical Consolidated Financial Statements of Richmont Marketing Specialists Inc.:

        Condensed Consolidated Balance Sheets at December 31, 1998 and
        June 30, 1999
        Condensed Consolidated Statements of Operations for three months ended June 30, 1999 and 1998; six months ended June 30, 1999 and 1998
        Condensed Consolidated Statements of Cash Flows for six months ended June 30, 1999 and 1998
        Notes to Condensed Consolidated Financial Statements -
        June 30, 1999
        Report of Independent Auditors
        Consolidated Balance Sheets at December 31, 1998 and 1997
        Consolidated Statements of Operations for the Years Ended December 31, 1998, 1997 and 1996
        Consolidated Statements of Shareholders' Equity (Deficit) for the Years Ended December 31, 1998, 1997 and 1996
        Consolidated Statements of Cash Flows for the Years Ended December 31, 1998, 1997 and 1996
        Notes to the Consolidated Financial Statements

    Historical Consolidated Financial Statements of Atlas Marketing Company, Inc. and Subsidiaries:

        Report of Independent Auditors
        Consolidated Statements of Operations for the Years Ended December 31, 1997 and 1996
        Consolidated Statements of Cash Flows for the Years Ended December 31, 1997 and 1996
        Notes to the Consolidated Financial Statements

    Historical Consolidated Financial Statements of Bromar, Inc. and
    Subsidiaries:

        Report to Independent Auditors
        Consolidated Statement of Income for the Ten Months Ended October 31,
        1996
        Consolidated Statement of Cash Flows for the Ten Months Ended October 31, 1996
        Notes to the Consolidated Financial Statements


    (b) Pro Forma Financial Information

    Merkert American Corporation and Richmont Marketing Specialists Unaudited Pro Forma Combined Financial Statements:

        Notes to Unaudited Pro Forma Combined Financial Statements
        Merkert American Corporation Pro Forma Balance Sheet (unaudited) as of June 30, 1999
        Notes to Unaudited Pro Forma Combined Balance Sheet Adjustments as of June 30, 1999
        Pro Forma Combined Statement of Operations for the year ended December 31, 1998
        Pro Forma Combined Statement of Operations for the six months ended June 30, 1999

    (c) Exhibits


       Number       Description
       ------       -----------

         2.1 Agreement and Plan of Merger, dated as of April 28, 1999, between Merkert American Corporation and Richmont Marketing Specialists Inc. (the "Merger Agreement"), attached as
                    Exhibit 2.1 to Merkert American's Report on Form 8-K dated April 30, 1999 and incorporated herein by reference. A list briefly identifying the contents of all omitted Exhibits is incorporated by reference to page (iv) of the Merger Agreement. Merkert American agrees to furnish supplementally to the Commission, upon request, a copy of any Exhibit. Pursuant to Item 601(b)(2) of Regulation S-K, the Schedules and the Disclosure Letters to the Merger Agreement are omitted. Merkert American hereby undertakes to furnish supplementally a copy of any omitted Schedule to the Commission upon request.

         2.2 Amendment No. 1, dated July 8, 1999, to the Agreement and Plan of Merger, dated as of April 28, 1999, between Merkert American Corporation and Richmont Marketing Specialists Inc. attached as Annex A to Merkert American's Proxy Statement dated July 12, 1999.

        *4.1        Certificate of Merger dated August 18, 1999.

        *4.2 Certificate of Amendment to Merkert American's Certificate of Incorporation dated August 18, 1999.

       *10.1 Amended and Restated Credit Agreement among Merkert American, Certain Lenders and First Union National Bank, as Agent for the Lenders dated August 18, 1999 (the "Credit Agreement").

        10.2 Form of Security Agreement, attached as Exhibit 10.30 to Merkert American's Registration Statement on Form S-1 (No. 333-53419) incorporated herein by reference. In connection with the execution of the Amended and Restated Credit Agreement, the following companies executed a Security Agreement in substantially this form: Marketing Specialists Corporation, Merkert American Co., Inc., Buckeye Sales & Marketing, Inc., United Brokerage Company, Marketing Specialists Sales Company, Atlas Marketing Company, Inc., Bromar, Inc., Brokerage Services, Inc. and Meatmaster Brokerage, Inc.

        10.3 Form of Pledge Agreement, attached as Exhibit 10.31 to Merkert American's Registration Statement on Form S-1 (No. 333-53419) incorporated herein by reference. In connection with the execution of the Amended and Restated Credit Agreement, the following companies executed a Pledge Agreement in substantially this form: Marketing Specialists Corporation, Merkert American Co., Inc., Buckeye Sales & Marketing, Inc., United Brokerage Company, Marketing Specialists Sales Company, Atlas Marketing Company, Inc., Bromar, Inc., Brokerage Services, Inc. and Meatmaster Brokerage, Inc.

        10.4 Form of Guaranty Agreement, attached as Exhibit 10.32 to Merkert American's Registration Statement on Form S-1 (No. 333-53419) incorporated herein by reference. In connection with the execution of the Amended and Restated Credit Agreement, the following companies executed a Guaranty Agreement in substantially this form: Merkert American Co., Inc., Buckeye Sales & Marketing, Inc., United Brokerage Company, Marketing Specialists Sales Company, Atlas Marketing Company, Inc., Brokerage Services, Inc. and Meatmaster Brokerage, Inc.

       *10.5 First Amendment to Amended and Restated Merkert American Corporation 1998 Stock Option and Incentive Plan

       *23.1        Consent of Ernst & Young LLP

       *99.1 Press Release announcing the consummation of the merger of Richmont Marketing Specialists Inc. with and into Merkert American.


       ____________________

       * Filed herewith.

                                  SIGNATURES

          Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.



                                  MARKETING SPECIALISTS CORPORATION


                                  By: /s/ Gerald R. Leonard
                                      ---------------------
Date: August 31, 1999                 Gerald R. Leonard
                                      President and Chief Executive Officer

                         INDEX TO FINANCIAL STATEMENTS

Historical Consolidated Financial Statements of Richmont Marketing Specialists
Inc.:

Condensed Consolidated Balance Sheets at December 31, 1998 and June 30, 1999 Condensed Consolidated Statements of Operations for three months ended June 30, 1999 and 1998; six months ended June 30, 1999 and 1998
Condensed Consolidated Statements of Cash Flows for six months ended June 30, 1999 and 1998
Notes to Condensed Consolidated Financial Statements - June 30, 1999
Report of Independent Auditors
Consolidated Balance Sheets at December 31, 1998 and 1997
Consolidated Statements of Operations for the Years Ended December 31, 1998, 1997 and 1996
Consolidated Statements of Shareholders' Equity (Deficit) for the Years Ended December 31, 1998, 1997 and 1996
Consolidated Statements of Cash Flows for the Years Ended December 31, 1998, 1997 and 1996
Notes to the Consolidated Financial Statements

Historical Consolidated Financial Statements of Atlas Marketing Company, Inc. and Subsidiaries:

Report of Independent Auditors
Consolidated Statements of Operations for the Years Ended December 31, 1997 and 1996
Consolidated Statements of Cash Flows for the Years Ended December 31, 1997 and 1996
Notes to the Consolidated Financial Statements

Historical Consolidated Financial Statements of Bromar, Inc. and Subsidiaries:

Report to Independent Auditors
Consolidated Statement of Income for the Ten Months Ended October 31, 1996 Consolidated Statement of Cash Flows for the Ten Months Ended October 31, 1996 Notes to the Consolidated Financial Statements

Merkert American Corporation and Richmont Marketing Specialists Unaudited Pro Forma Combined Financial Statements:

Notes to Unaudited Pro Forma Combined Financial Statements
Merkert American Corporation Pro Forma Balance Sheet (unaudited) as of June 30, 1999
Notes to Unaudited Pro Forma Combined Balance Sheet Adjustments as of June 30, 1999
Pro Forma Combined Statement of Operations for the year ended December 31, 1998 Pro Forma Combined Statement of Operations for the six months ended June 30, 1999

                      Richmont Marketing Specialists Inc.

                     Condensed Consolidated Balance Sheets

                                                                    June 30, 1999       December 31, 1998
                                                                    --------------      -----------------
                                   Assets                            (Unaudited)                  (Note 1)
Current Assets:
     Cash and cash equivalents                                      $  9,020,893            $ 26,633,832
     Accounts receivable, net of allowance for doubtful
      accounts of $4,025,801 and $5,225,079 as of June 30,
      1999 and December 31, 1998, respectively                        30,222,826              28,295,152
     Current portion of notes receivable                                      --                 110,438
     Deferred taxes                                                    1,932,286               1,932,286
     Prepaid expenses and other current assets                         1,711,088                 967,164
                                                                    ------------            ------------
          Total current assets                                        42,887,093              57,938,872

Other assets                                                           6,963,565               7,047,070
Property and equipment, net                                           21,886,692              23,019,089
Intangible assets                                                     79,243,048              86,756,991
                                                                    ------------            ------------
          Total assets                                              $150,980,398            $174,762,022
                                                                    ============            ============

          Liabilities and Shareholders' Equity (Deficit)
Current Liabilities:
     Accounts payable                                               $  3,183,372            $  5,085,651
     Accrued expenses                                                  8,812,224               8,980,959
     Promotional advances                                              2,034,358               1,566,308
     Current portion of long-term obligations                          9,386,245               9,434,064
                                                                    ------------            ------------
          Total current liabilities                                   23,416,199              25,066,982

Deferred taxes                                                         9,362,561              10,025,601

Long-term obligations less current portion:
     Notes payable                                                   118,652,418             119,500,145
     Lease obligations                                                   959,165               1,421,609
     Covenants not to compete                                          9,188,024              10,550,070
     Deferred compensation liabilities                                30,828,791              30,324,378
                                                                    ------------            ------------
                                                                     159,628,398             161,796,202

Other liabilities                                                        687,447                 901,075
Commitments and contingencies                                                 --                      --
Redeemable common stock                                                       --                      --

Shareholders' equity (deficit):
     Common stock, $.01 stated value:
          Authorized shares - 10,000,000
          Issued shares - 197,474 as of June 30, 1999 and
          December 31, 1998.                                               1,975                   1,975
     Additional paid-in capital                                       31,305,469              31,305,469
     Retained deficit                                                (71,916,284)            (52,829,915)
     Treasury stock at cost - 59,839 shares as of June 30, 1999
        and December 31, 1998.                                        (1,505,367)             (1,505,367)
                                                                    ------------            ------------
Total shareholders' equity (deficit)                                 (42,114,207)            (23,027,838)
                                                                    ------------            ------------
Total liabilities and shareholders' equity                          $150,980,398            $174,762,022
                                                                    ============            ============

See notes to condensed consolidated financial statements

                      Richmont Marketing Specialists Inc.

                Condensed Consolidated Statements of Operations

                                  (Unaudited)

                                                    Three months ended June 30,         Six months ended June 30,
                                                ---------------------------------   -------------------------------
                                                   1999                1998             1999              1998
                                                -----------         -------------   --------------   --------------
Revenue                                         $53,087,976           $53,051,716    $ 105,591,359     $106,141,297

Expenses:

     Salaries                                    28,442,708            29,001,021       57,350,466       58,416,888
     Fringe benefits                              5,013,022             4,475,329       10,194,780        9,449,676
     Automobiles and related expenses             4,731,199             4,472,492        9,492,342        9,127,740
     Sales and marketing                          3,630,154             3,473,566        7,420,318        6,702,843
     Lease termination charge                            --             1,700,000               --        1,700,000
     General and administrative                   7,995,828             7,113,945       17,168,715       14,088,510
     Depreciation and amortization                7,433,750             7,689,539       14,713,408       17,329,705
                                                -----------           -----------    -------------     ------------
Total expenses                                   57,246,661            57,925,892      116,340,029      116,815,362
                                                -----------           -----------    -------------     ------------

Operating loss                                   (4,158,685)           (4,874,176)     (10,748,670)     (10,674,065)

Other income (expense):
     Interest expense                            (4,104,813)           (4,266,133)      (8,402,343)      (8,581,756)
     Other income (expense)                         (12,195)              569,925          300,755        1,323,575
                                                -----------           -----------    -------------     ------------

Loss before income taxes                         (8,275,693)           (8,570,384)     (18,850,258)     (17,932,246)

Income tax expense (benefit)                       (439,581)               10,401         (801,965)          24,631
                                                -----------           -----------    -------------     ------------

Loss before extraordinary item                   (7,836,112)           (8,580,785)     (18,048,293)     (17,956,877)

Extraordinary loss, net of tax                   (1,038,076)                   --       (1,038,076)              --
                                                -----------           -----------    -------------     ------------

Net loss                                        $(8,874,188)          $(8,580,785)   $ (19,086,369)    $(17,956,877)
                                                ===========           ===========    =============     ============


Loss per share before extraordinary item        $    (56.94)          $    (62.34)   $     (131.13)    $    (130.47)

Extraordinary loss per share                          (7.54)                   --            (7.54)              --
                                                -----------           -----------    -------------     ------------

Net loss per share                              $    (64.48)          $    (62.34)   $     (138.67)    $    (130.47)
                                                ===========           ===========    =============     ============

See notes to condensed consolidated financial statements

                      Richmont Marketing Specialists Inc.

                     Consolidated Statements of Cash Flows

                                  (Unaudited)

                                                                                     Six months ended June 30,
                                                                                     1999                 1998
                                                                             -------------------    ------------------
Operating activities:

Net loss                                                                          $(19,086,369)          $(17,956,877)
Adjustments to reconcile net loss to net cash used in
     operating activities:
Provision for losses on accounts receivable                                          6,832,175              5,965,582
Compensation expense for stock appreciation rights                                     111,807                     --
Compensation expense related to deferred compensation plans                           (296,611)                22,669
Restructure expense related to lease obligations                                            --              1,700,000
Amortization of intangible assets                                                   11,841,109             14,637,013
Depreciation                                                                         2,872,299              2,692,692
Imputed interest expense on deferred compensation and
     deferred payment agreements and covenants not to compete                          550,711              1,418,757
Amortization of debt issue costs                                                       266,760                264,511
Loss (gain) on disposal of assets                                                      221,325               (128,191)
Deferred income taxes                                                                 (840,171)              (276,703)
Extraordinary loss related to debt restructure                                       1,038,076                     --
Changes in operating assets and liabilities:
     Accounts and notes receivable                                                  (8,350,123)            (7,247,172)
     Prepaid expenses and other current assets                                        (777,070)              (281,095)
     Other assets                                                                     (386,729)              (549,425)
     Accounts payable and accrued expenses                                          (2,136,279)            (2,590,111)
     Income taxes payable                                                                   --               (871,508)
     Promotional advances                                                              222,376                833,687
                                                                                  ------------           ------------
                  Net cash used in operating activities                             (7,916,714)            (2,366,171)

Investing activities:

Purchase of property and equipment                                                  (2,507,164)            (3,942,471)
Proceeds from sale of assets                                                           599,689                524,655
Cash used in purchase of businesses, net of cash acquired                           (1,728,391)                    --
                                                                                  ------------           ------------
                  Net cash used in investing activities                             (3,635,866)            (3,417,816)

Financing activities:

Payment of professional fees related to issuance and registration of
     senior subordinated notes                                                        (188,764)              (310,567)
Principal payments on covenants not to compete and deferred payment
     agreements                                                                     (2,615,384)            (2,970,660)
Principal payments on debt and lease obligations                                    (3,256,211)            (2,955,322)
                                                                                  ------------           ------------
                  Net cash used in financing activities                             (6,060,359)            (6,236,549)
                                                                                  ------------           ------------

Net decrease in cash and cash equivalents                                          (17,612,939)           (12,020,536)
Cash and cash equivalents at beginning of period                                    26,633,832             41,393,614
                                                                                  ------------           ------------
Cash and cash equivalents at end of period                                        $  9,020,893           $ 29,373,078
                                                                                  ============           ============

See notes to condensed consolidated financial statements

                      Richmont Marketing Specialists Inc.
             Notes to Condensed Consolidated Financial Statements
                                 June 30, 1999
                                  (Unaudited)


1.   Basis of Presentation

     The accompanying unaudited consolidated financial statements have been prepared by Richmont Marketing Specialists Inc. (the "Company") in accordance with generally accepted accounting principles for interim financial information and with the instructions to Form 10Q and Article 10 of Regulation S-X. Accordingly, they do not include all of the information and footnotes required by generally accepted accounting principles for complete financial statements. In the opinion of management, all adjustments consisting of normal recurring adjustments necessary to present fairly the financial position, results of operations and cash flows of the Company for the periods indicated have been made. The results of operations for the interim periods in 1999 are not necessarily indicative of the results that may be expected for the year ended December 31, 1999.

     The balance sheet at December 31, 1998 has been derived from the audited financial statements at that date, but does not include all of the information and footnotes required by generally accepted accounting principles for complete financial statements.

     These financial statements should be read in conjunction with the Company's audited historical consolidated financial statements and notes thereto for the year ended December 31, 1998 included in the Company's Registration Statement on Form S-4 as filed by the Company with the Securities and Exchange Commission on June 21, 1999, as amended (Registration No. 333-74261).

     The financial statements present consolidated financial information for the Company and its subsidiaries. Separate financial statements for each of the subsidiaries of the Company have not been presented because management of the Company has determined that such information is not material.

     Certain prior year balances have been reclassified to conform to current year presentation.

2.   Earnings per Share

     Per share amounts are computed based on 137,625 common shares outstanding for all periods presented.

3.   Intangible Assets

     Intangible assets include goodwill, covenants not to compete, principal relationships, and trained workforce. Goodwill represents the excess of the purchase price over the fair value of net assets of various businesses acquired. Effective January 1, 1998, the Company revised the estimated life of its goodwill related to prior acquisitions from ten to five years. As a result of this change, unamortized goodwill relating to acquisitions prior to January 1, 1993 was written off in the first quarter of 1998. The net loss for the six months ended June 30, 1998 would have decreased by $1.6 million (or $11.62 per common share) without this change.

4.   Lines of Credit

     On October 14, 1997, the Company entered into a bank credit facility. On December 18, 1997, this facility was amended and restated and further amended on August 12, 1998 effective June 30, 1998 and on March 3, 1999 effective October 1, 1998 (collectively, the "Credit Agreement"). The Credit Agreement provides for borrowings not to exceed the lesser of $25,000,000 or a maximum borrowing base calculated on certain percentages of eligible accounts receivable. Any amounts borrowed under this facility are secured by a pledge of substantially all of the Company's assets.

     The Credit Agreement requires the Company to maintain certain financial ratios and meet certain indebtedness tests. As of June 30, 1999, the Company was in default of certain covenant requirements of the Credit Agreement. The Company plans to terminate the credit facility concurrently with its impending merger with Merkert American (please see Note 7 below).

     As of June 30, 1999, there were no borrowings under the facility; however, a $1.3 million letter of credit was outstanding.

5.   Senior Subordinated Notes

     On December 19, 1997, the Company issued $100 million of 10 1/8% Senior Subordinated Notes due 2007 (the "Issued Notes").

     In accordance with the Issued Notes' Exchange and Registration Rights Agreement, the Company filed a Registration Statement on Form S-4 with the Securities and Exchange Commission on June 21, 1999 to register $100 million of new notes (the "Registered Notes"). Subsequently, the Company completed an exchange of the Issued Notes for the Registered Notes. The Registered Notes are identical in all material respects to the Issued Notes, except for transfer restrictions and registration rights.

6.   Income Taxes

     The Company's income tax provision varies from the statutory rate primarily because of the difference in book and tax treatment of intangible assets, the non-deductibility of certain portions of meal and entertainment expenses and officer's life insurance premiums, state income taxes imposed by the various states on the Company's operations and the valuation allowance provided for deferred tax assets that may not be deductible in the future.

7.   Merger

     On August 18, 1999, the Company was merged with and into Merkert American Corporation, a Canton, Massachusetts-based food broker. In the merger, the stockholders of the Company received 6,705,551 shares of Merkert American common stock in exchange for their shares of common stock of the Company. In addition, options to purchase an additional 800,000 shares were issued to certain individuals employed by or associated with the Company. Merkert American, which was the surviving corporation and changed its corporate name to Marketing Specialists Corporation, will be treated as the acquiring entity for accounting purposes.

     The combined company may recognize certain restructuring costs in connection with the merger, including costs associated with the elimination of duplicative facilities and employees.

8.   Acquisitions

     On April 21, 1999, the Company purchased all of the issued and outstanding stock of Timmons-Sheehan, Inc., a Minnesota-based food broker, in exchange for $1.7 million cash and notes payable to certain key employees of $2.7 million. The Company recorded goodwill of approximately $4 million in connection with this acquisition. The purchase price allocation related to this acquisition is based on preliminary estimates of fair market values. The acquisition was accounted for using the purchase method. The operating results of the acquired company have been included in the consolidated results of the Company's operations since the date of acquisition.

     The Company signed a Stock Purchase Agreement with Paul Inman Associates, Inc. ("Inman") to acquire all of the outstanding capital stock of Inman for a purchase price of approximately $12 million. The transaction is subject to customary conditions and approvals. Per the agreement, the purchase is scheduled to close simultaneous with the closing of the merger with Merkert American or November 11, 1999, whichever occurs first. The Company is currently negotiating an amendment to the Stock Purchase Agreement which would permit the closing to occur at a later date regardless of the timing of the consummation of the Merkert American transaction. In the event that the purchase does not occur, the Company may be required to pay a transaction break-up fee of $500,000 to the holders of the capital stock of Inman.

9.   Extraordinary Loss

     During the second quarter of 1999, the Company completed modifications of certain outstanding notes payable, covenants not to compete and deferred compensation liabilities and payment agreements. These transactions were accounted for as an extinguishment of debt and as a result an extraordinary loss of approximately $1 million was recorded. No tax benefit was recorded.

                         REPORT OF INDEPENDENT AUDITORS

Board of Directors
Richmont Marketing Specialists Inc.

   We have audited the accompanying consolidated balance sheets of Richmont Marketing Specialists Inc. (the "Company") as of December 31, 1998 and 1997, and the related consolidated statements of operations, shareholders' equity (deficit) and cash flows for each of the three years in the period ended December 31, 1998. These financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these financial statements based on our audits.

   We conducted our audits in accordance with generally accepted auditing standards. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

   In our opinion, the financial statements referred to above present fairly, in all material respects, the consolidated financial position of Richmont Marketing Specialists Inc. at December 31, 1998 and 1997, and the consolidated results of their operations and their cash flows for each of the three years in the period ended December 31, 1998, in conformity with generally accepted accounting principles.

                                          ERNST & YOUNG LLP

Dallas, Texas
February 26, 1999

                      RICHMONT MARKETING SPECIALISTS INC.

                          CONSOLIDATED BALANCE SHEETS

                                                          December 31,
                                                    --------------------------
                                                        1998          1997
                                                    ------------  ------------
                      ASSETS
Current assets:
  Cash and cash equivalents........................ $ 26,633,832  $ 41,393,614
  Accounts receivable, net of allowance for
   doubtful accounts of $5,225,079 and $3,161,148
   as of December 31, 1998 and 1997,
   respectively....................................   28,295,152    26,193,450
  Current portion of notes receivable..............      110,438       119,689
  Deferred taxes...................................    1,932,286     1,702,362
  Prepaid expenses and other current assets........      967,164       949,200
                                                    ------------  ------------
    Total current assets...........................   57,938,872    70,358,315
Other assets.......................................    7,047,070     8,964,954
Property and equipment, net........................   23,019,089    22,168,367
Intangible assets..................................   86,756,991   110,037,865
                                                    ------------  ------------
    Total assets................................... $174,762,022  $211,529,501
                                                    ============  ============
  LIABILITIES AND SHAREHOLDERS' EQUITY (DEFICIT)
Current liabilities:...............................
  Accounts payable................................. $  5,085,651  $  4,377,949
  Accrued expenses.................................    8,980,959     7,309,829
  Income taxes payable.............................          --        750,629
  Promotional advances.............................    1,566,308     1,695,319
  Current portion of long-term obligations.........    9,434,064    10,736,870
                                                    ------------  ------------
    Total current liabilities......................   25,066,982    24,870,596
Deferred taxes.....................................   10,025,601    10,170,702
Long-term obligations less current portion:........
  Notes payable....................................  119,500,145   124,042,842
  Covenants not to compete.........................   10,550,070    10,744,398
  Deferred compensation liabilities and payment
   agreements......................................   30,324,378    30,382,121
  Capital lease obligations........................    1,421,609     2,010,013
                                                    ------------  ------------
    Total long-term obligations....................  161,796,202   167,179,374
Other liabilities..................................      901,075           --
Commitments and contingencies (Note 7).............          --            --
Redeemable common stock (Note 11)..................          --            --
Shareholders' equity (deficit):
  Common stock, $.01 stated value:
  Authorized shares--10,000,000
  Issued and outstanding shares--197,474 as of
   December 31, 1998 and 1997......................        1,975         1,975
  Additional paid-in capital.......................   31,305,469    31,305,469
  Retained deficit.................................  (52,829,915)  (20,493,248)
  Treasury stock at cost--59,839 shares as of
   December 31, 1998 and 1997......................   (1,505,367)   (1,505,367)
                                                    ------------  ------------
    Total shareholders' equity (deficit)...........  (23,027,838)    9,308,829
                                                    ------------  ------------
    Total liabilities and shareholders' equity..... $174,762,022  $211,529,501
                                                    ============  ============

                            See accompanying notes.

                      RICHMONT MARKETING SPECIALISTS INC.

                     CONSOLIDATED STATEMENTS OF OPERATIONS

                                               Year Ended December 31,
                                        ---------------------------------------
                                            1998          1997         1996
                                        ------------  ------------  -----------
Revenue................................ $218,294,383  $155,932,228  $73,447,480
Expenses:
  Salaries.............................  117,358,921    90,075,054   42,305,511
  Fringe benefits......................   18,575,818     7,960,622    4,180,124
  Automobiles and related expenses.....   18,989,156    14,476,865    6,944,402
  Sales and marketing..................   13,866,026    11,122,139    5,181,416
  Lease termination charge.............    1,700,000           --           --
  General and administrative...........   31,827,238    22,005,526   10,804,094
  Depreciation and amortization........   32,734,666    14,355,384    5,553,999
                                        ------------  ------------  -----------
    Total expenses.....................  235,051,825   159,995,590   74,969,546
                                        ------------  ------------  -----------
Operating loss.........................  (16,757,442)   (4,063,362)  (1,522,066)
Other income (expense):
  Interest expense.....................  (17,488,710)   (5,408,717)  (2,670,656)
  Other income.........................    1,835,829       876,201      508,518
                                        ------------  ------------  -----------
Loss before income taxes...............  (32,410,323)   (8,595,878)  (3,684,204)
Income tax benefit.....................      (73,656)   (1,168,861)    (551,638)
                                        ------------  ------------  -----------
Net loss............................... $(32,336,667) $ (7,427,017) $(3,132,566)
                                        ============  ============  ===========
Net loss per share..................... $    (234.95) $     (53.96) $    (34.80)
                                        ============  ============  ===========


                            See accompanying notes.

                      RICHMONT MARKETING SPECIALISTS INC.

           CONSOLIDATED STATEMENTS OF SHAREHOLDERS' EQUITY (DEFICIT)

                          Common Stock    Additional
                         ---------------    Paid-in     Retained     Treasury
                         Shares   Amount    Capital     Deficit        Stock        Total
                         -------  ------  ----------- ------------  -----------  ------------
 Balance at December 31,
  1995.................. 141,645  $1,416  $   599,636 $ (7,933,719) $(1,505,367) $ (8,838,034)
 Proceeds from sale of
  shares................  61,311     613   25,705,833          --           --     25,706,446
 Shares repurchased and
  canceled..............  (5,482)    (54)         --    (1,999,946)         --     (2,000,000)
 Net loss...............     --      --           --    (3,132,566)         --     (3,132,566)
                         -------  ------  ----------- ------------  -----------  ------------
 Balance at December 31,
  1996.................. 197,474   1,975   26,305,469  (13,066,231)  (1,505,367)   11,735,846
 Contribution to capi-
  tal...................     --      --     5,000,000          --           --      5,000,000
 Net loss...............     --      --           --    (7,427,017)         --     (7,427,017)
                         -------  ------  ----------- ------------  -----------  ------------
 Balance at December 31,
  1997.................. 197,474   1,975   31,305,469  (20,493,248)  (1,505,367)    9,308,829
 Net loss...............     --      --           --   (32,336,667)               (32,336,667)
                         -------  ------  ----------- ------------  -----------  ------------
 Balance at December 31,
  1998.................. 197,474  $1,975  $31,305,469 $(52,829,915) $(1,505,367) $(23,027,838)
                         =======  ======  =========== ============  ===========  ============



                            See accompanying notes.

                      RICHMONT MARKETING SPECIALISTS INC.

                     CONSOLIDATED STATEMENTS OF CASH FLOWS

                                               Year Ended December 31,
                                         --------------------------------------
                                             1998         1997         1996
                                         ------------  -----------  -----------
Operating Activities
Net loss...............................  $(32,336,667) $(7,427,017) $(3,132,566)
Adjustments to reconcile net loss to
 net cash provided by operating
 activities:
Provision for losses on accounts
 receivable............................    11,404,800    6,271,190    2,569,294
Compensation expense for stock
 appreciation rights...................       223,614          --           --
Compensation expense related to
 deferred compensation plans...........       270,768      117,722      117,722
Restructure expense related to lease
 obligations...........................     1,700,000          --           --
Amortization of intangible assets......    27,349,844   10,483,724    3,163,227
Depreciation...........................     5,384,822    3,871,660    2,390,772
Imputed interest expense on deferred
 compensation and deferred payment
 agreements and covenants not to
 compete...............................     1,949,205    2,086,578    1,327,639
Amortization of debt issue costs.......       531,271          --           --
(Gain) loss on disposal of property and
 equipment.............................       112,907     (216,980)     105,816
Deferred income taxes..................      (171,394)  (1,389,252)    (827,249)
Changes in operating assets and
 liabilities:
  Accounts and notes receivable........   (13,079,969)  (9,320,470)  (1,327,134)
  Prepaid expenses and other current
   assets..............................       (36,219)     420,861     (429,510)
  Other assets.........................       (79,451)    (712,627)    (921,735)
  Accounts payable and accrued
   expenses............................      (570,798)  (3,533,561)   1,884,878
  Income taxes payable.................      (871,508)    (354,855)    (158,288)
  Promotional advances.................      (129,011)     (78,037)     (99,843)
                                         ------------  -----------  -----------
    Net cash provided by operating
     activities........................     1,652,214      218,936    4,663,023
Investing Activities
Purchases of property and equipment....    (6,843,238)  (2,784,156)  (1,489,485)
Proceeds from sale of equipment........     2,265,006      840,976          --
Cash paid in purchases of businesses,
 net of cash acquired..................           --   (33,919,031) (26,059,659)
                                         ------------  -----------  -----------
    Net cash used in investing
     activities........................    (4,578,232) (35,862,211) (27,549,144)
Financing Activities
Net change in line of credit...........           --    (5,195,894)     280,000
Proceeds from debt issuance to
 stockholders..........................           --           --     1,050,000
Principal payments on debt and capital
 lease obligations.....................    (5,631,368)  (8,997,574)  (2,265,882)
Proceeds from debt offering, net of
 underwriting commission...............           --    97,000,000          --
Payments on covenants not to compete,
 and deferred payment agreements.......    (5,891,829)  (6,131,030)  (1,906,938)
Payment of professional fees related to
 issuance of senior subordinated
 notes.................................      (310,567)  (2,038,613)         --
Issuance of common stock...............           --           --    25,706,446
Cash contribution to capital...........           --     2,400,000          --
                                         ------------  -----------  -----------
    Net cash provided by (used in)
     financing activities..............   (11,833,764)  77,036,889   22,863,626
                                         ------------  -----------  -----------
Net increase (decrease) in cash and
 cash equivalents......................   (14,759,782)  41,393,614      (22,495)
Cash and cash equivalents at beginning
 of period.............................    41,393,614          --        22,495
                                         ------------  -----------  -----------
Cash and cash equivalents at end of
 period................................  $ 26,633,832  $41,393,614  $       --
                                         ============  ===========  ===========
Supplemental Disclosures of Non-Cash
 Activities
  Conversion of notes payable to
   shareholders to equity..............           --     2,600,000          --
  Capital leases entered into during
   the period..........................           --           --       375,583
  Issuance of notes payable for
   repurchase of common stock..........           --           --     2,000,000

                            See accompanying notes.

                      RICHMONT MARKETING SPECIALISTS INC.

                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

                               December 31, 1998

1. Summary of Significant Accounting Policies

 Description of Business

   In October 1997, the shareholders of Marketing Specialists Sales Company ("MSSC") exchanged all of their common stock for an equal number of shares of common stock of Richmont Marketing Specialists Inc. ("Richmont Marketing"). Accordingly, Richmont Marketing became the holding company of MSSC. References in these Notes to Consolidated Financial Statements to the "Company" refer to Richmont Marketing and, for any period before October 1997, to MSSC.

   Richmont Marketing is one of the largest food brokers in the United States, with extensive operations covering the west, southwest, and southeast regions of the country and expanding operations in the midwest. Richmont Marketing provides a comprehensive array of sales, marketing, merchandising, and order management services to over 1700 manufacturers, known as principals, of consumer-packaged goods and markets the products of these principals to leading retailers and wholesalers, known as customers, operating in a variety of trade channels, including grocery stores, mass merchandisers, membership warehouses, drug stores, and convenience stores.

 Principles of Consolidation

   The consolidated financial statements include the accounts of Richmont Marketing and its wholly owned subsidiaries. All significant intercompany accounts and transactions have been eliminated in consolidation.

 Revenue Recognition

   Revenue is earned from commissions on sales of food products on behalf of manufacturers and producers ("principals"). Commission revenue is recorded as income when product shipment has occurred and notification of such shipment is received from the principals.

 Fair Value of Financial Instruments

   The fair values of cash and cash equivalents, accounts receivable, trade payables and short-term debt approximate carrying value at December 31, 1998 due to the short period of time to maturity. Management estimates the fair value of long-term debt to approximate the carrying value at December 31, 1998 based upon current market interest rates in relation to the imputed interest rate of each instrument and the relative liquidity of each instrument.

 Use of Estimates

   The preparation of financial statements in conformity with generally accepted accounting principles requires management to make estimates and assumptions that affect the amounts reported in the financial statements and accompanying notes. Actual results could differ from those estimates.

 Net Loss Per Share

   The net loss per share is computed based upon the weighted average number of shares outstanding of 137,635, 137,635 and 90,006 for the years ended December 31, 1998, 1997 and 1996, respectively. The weighted average number of shares outstanding for the year ended December 31, 1996 includes the effect of the 61,311 shares issued November 7, 1996.

                      RICHMONT MARKETING SPECIALISTS INC.

 Statement of Cash Flows

   Richmont Marketing considers all highly liquid investments with a maturity of three months or less when purchased to be cash equivalents.

 Concentration of Credit Risk

   Financial instruments which potentially subject Richmont Marketing to a concentration of credit risk principally consist of accounts and notes receivable. As of December 31, 1998 and 1997, no individual principal represents a significant concentration of accounts receivable. Richmont Marketing generally does not require collateral on accounts and notes receivable as Richmont Marketing's customers are generally large, well-established companies. Richmont Marketing periodically performs credit evaluations of its principals and maintains reserves for potential losses. The established reserves and the credit losses have historically been within Company estimates. Richmont Marketing wrote off accounts receivable of approximately $10,698,000, $6,632,000, and $1,072,000 for the years ended
December 31, 1998, 1997 and 1996, respectively.

 Property and Equipment

   Property and equipment are stated at cost. Depreciation and amortization are computed using accelerated methods over the estimated useful lives.

 Intangible Assets

   Intangible assets include goodwill, covenants not to compete, principal relationships, and trained workforce. Goodwill represents the excess of the purchase price over the fair value of net assets of various businesses acquired. Effective January 1, 1998, Richmont Marketing revised the estimated useful life of its goodwill related to prior acquisitions from ten to five years. Acquisitions prior to January 1, 1993 with unamortized goodwill at January 1, 1998 were written off in the first quarter. The net loss for the year of 1998 would have decreased by $9.4 million without this change. In addition, the net loss per share for the year ended December 31, 1998 would have decreased $68.30 without this change.

   Covenants not to compete are recorded at fair value based on independent appraisal and are being amortized over the term of the related agreement, generally three to ten years. Principal relationships and trained workforce are recorded at fair value based on independent appraisals and are amortized over periods ranging from one to seven years.

   Periodically, the carrying value of intangible assets is reviewed if the facts and circumstances suggest that they may be impaired. If the review indicates that the intangible assets will not be recoverable, as determined by the undiscounted cash flow method, the asset will be reduced to its estimated recoverable value. At December 31, 1998, Richmont Marketing does not believe that an impairment of assets has occurred.

 Promotional Advances

   Promotional advances represent amounts received from principals for the future promotion of their products. Such amounts are recorded as liabilities until they are spent on behalf of and under the direction of the principals.

 Prior Year Reclassification

   Certain prior year balances have been reclassified to conform to current year presentation.

                      RICHMONT MARKETING SPECIALISTS INC.

2. Property and Equipment

   Property and equipment consists of the following:

                                             December 31,
                                        ------------------------  Useful Lives
                                           1998         1997        (Years)
                                        -----------  -----------  ------------
Land................................... $ 4,152,316  $ 3,789,058          --
Buildings and leasehold improvements...   9,495,972    8,427,954           40
Furniture, fixtures and equipment......  16,515,027   15,713,850          5-7
Purchased software.....................   2,904,115          --             3
Assets under capital leases............   5,481,986    5,481,986   Lease term
                                        -----------  -----------
                                         38,549,416   33,412,848
                                        -----------  -----------
Less accumulated depreciation and
 amortization.......................... (15,530,327) (11,244,481)
                                        -----------  -----------
                                        $23,019,089  $22,168,367
                                        ===========  ===========

3. Intangible Assets

   Intangible assets consist of the following:

                                                            December 31,
                                                      -------------------------
                                                         1998          1997
                                                      -----------  ------------
Goodwill............................................. $66,003,306  $ 63,016,815
Covenants not to compete.............................  30,881,946    30,216,051
Principal relationships..............................  29,106,749    29,106,749
Trained workforce....................................   5,251,000     5,251,000
Other................................................     433,679       433,679
                                                      -----------  ------------
                                                      131,676,680   128,024,294
Less accumulated amortization........................ (44,919,689)  (17,986,429)
                                                      -----------  ------------
                                                      $86,756,991  $110,037,865
                                                      ===========  ============

   Amortization expense related to intangible assets for the years ended December 31, 1998, 1997 and 1996 was, $27,349,844, $10,483,724 and $3,163,227
respectively.

4. Accrued Expenses

   Accrued expenses consist of the following:

                                                              December 31,
                                                          ---------------------
                                                             1998       1997
                                                          ---------- ----------
Salaries, bonus, taxes and benefits...................... $3,343,593 $4,753,174
Insurance................................................  1,065,400    969,788
Software maintenance.....................................  1,091,700        --
Tax reserve..............................................  1,000,000        --
Lease restructure, current portion.......................    723,000        --
Interest.................................................    505,159    375,314
Other....................................................  1,252,107  1,211,553
                                                          ---------- ----------
                                                          $8,980,959 $7,309,829
                                                          ========== ==========

                      RICHMONT MARKETING SPECIALISTS INC.

5. Lines of Credit

   On October 14, 1997, Richmont Marketing entered into a bank credit facility. On December 18, 1997, this facility was amended and restated and further amended on August 12, 1998 effective June 30, 1998 and on March 5, 1999 effective October 1, 1998 (collectively, the "Credit Agreement"). The Credit Agreement provides for borrowings not to exceed the lesser of $25,000,000 or a maximum borrowing base calculated on certain percentages of eligible accounts receivable. The available borrowings will be reduced for any outstanding letters of credit. Borrowings under the facility will be used to provide working capital for Richmont Marketing, to finance certain permitted acquisitions, and to facilitate other general corporate purposes. Borrowings under the Credit Agreement bear interest at the prime rate plus a margin of between 0.00% and 0.75% or the LIBOR rate plus a margin of between 1.00% and 2.50%, based upon defined calculations, at the option of Richmont Marketing. Richmont Marketing is required to pay commitment fees under the facility at a rate range from .25% to .5625%, based upon defined calculations. The facility will mature on October 14, 2002. The facility also places restrictions and limitations on dividends, redemptions, and repurchases of capital stock, additional indebtedness, capital expenditures, mergers and asset sales of Richmont Marketing.

   The Credit Agreement requires Richmont Marketing to maintain certain financial ratios and meet certain indebtedness tests. Amounts outstanding under this facility are collateralized by substantially all of Richmont Marketing's assets.

   On December 31, 1998, there were no borrowings under the facility; however, a $1.4 million letter of credit was outstanding. The amount available under the facility as amended was approximately $12.1 million.

6. Long-Term Obligations

 Debt

   Debt consists of the following:

                                                           December 31,
                                                     --------------------------
                                                         1998          1997
                                                     ------------  ------------
Senior Subordinated Notes, unsecured, bearing
 interest at 10 1/8% payable semi-annually and
 principal due December 15, 2007...................  $100,000,000  $100,000,000
Unsecured notes payable to other entities, bearing
 interest at rates ranging from 5.6% to 12%,
 principal and interest payable under various
 arrangements over terms ranging from one to
 fourteen years....................................     6,953,790     8,364,915
Unsecured notes payable to related parties, bearing
 interest at rates ranging from 7.5% to 8.5%,
 principal and interest payable on demand..........           --        661,310
Unsecured notes payable to former owners of Atlas,
 bearing interest at 10%, principal and interest
 payable monthly in the amount of $262,500 over
 terms ranging from one to five years..............    11,655,660    12,109,121
Unsecured notes payable to related parties, bearing
 interest at rates ranging from 6.5% to 8.5%,
 principal and interest payable under various
 arrangements over terms ranging from one to ten
 years.............................................     5,514,955     8,312,358
                                                     ------------  ------------
                                                      124,124,405   129,447,704
Less current portion...............................    (4,624,260)   (5,404,862)
                                                     ------------  ------------
                                                     $119,500,145  $124,042,842
                                                     ============  ============

                      RICHMONT MARKETING SPECIALISTS INC.

   The combined aggregate maturities of debt at December 31, 1998, are as follows:

   1999............................................................ $  4,624,260
   2000............................................................    4,708,231
   2001............................................................    4,454,929
   2002............................................................    3,994,225
   2003............................................................    1,003,016
   Thereafter......................................................  105,339,744
                                                                    ------------
                                                                    $124,124,405
                                                                    ============

   On December 19, 1997, Richmont Marketing issued $100,000,000 of 10 1/8% Senior Subordinated Notes due 2007 (the "Notes"). The proceeds, net of a $3,000,000 underwriting commission, were $97,000,000. In connection with the issuance of the Notes, Richmont Marketing incurred approximately $5,300,000 in deferred financing fees, which amount includes the underwriting commission. These fees are capitalized and are being amortized over the term of the Notes.

   Interest on the Notes is payable semiannually on June 15 and December 15 of each year, commencing June 15, 1998. The principal on the Notes is payable on December 15, 2007, the maturity date. Except as described below, Richmont Marketing may not redeem the Notes prior to December 15, 2002. On or after such date, Richmont Marketing may redeem the Notes, in whole or in part, at the following redemption prices: 2002--105.063%; 2003--103.375%; 2004--101.688%;
2005 or thereafter--100.000%, together with accrued and unpaid interest, if any, to the date of redemption. In addition, at any time and from time to time on or prior to December 15, 2000, Richmont Marketing may, subject to certain requirements, redeem up to 35% of the original aggregate principal amount of the Notes with the net cash proceeds of one or more public equity offerings by Richmont Marketing, at redemption price equal to 110.125% of the principal amount of the Notes to be redeemed, together with accrued and unpaid interest, if any, to the date of redemption, provided that at least 65% of the original aggregate principal amount of the Notes remains outstanding immediately after each such redemption. The Notes are not subject to any sinking fund requirement. Upon a change of control, each holder of the Notes will have the right to require Richmont Marketing to make an offer to repurchase such holder's Notes at a price equal to 101% of the principal amount thereof, together with accrued and unpaid interest, if any, to the date of repurchase.

   The Notes are unsecured and will be subordinated in right of payment to all existing and future senior indebtedness of Richmont Marketing. The Notes are fully and unconditionally guaranteed on an unsecured, senior subordinated basis by each of Richmont Marketing's principal operating subsidiaries, all of which are wholly owned. Audited financial statements of the guarantor subsidiaries have been omitted from these financial statements because the indebtedness is guaranteed by all direct subsidiaries of the parent which has no operations or assets separate from its investments in its subsidiaries.

   Additionally, the terms on the Notes subject Richmont Marketing to certain limitations and restrictions primarily related to obtaining additional indebtedness, payments of dividends, and sales of assets and subsidiary stock.

   The Notes are also subject to an Exchange and Registration Rights Agreement whereby Richmont Marketing must file a registration statement with the Securities and Exchange Commission within 16 months of the original date of issuance of the Notes. The registered notes must be identical in all material respects to the Notes, except for transfer restrictions relating to the Notes.

                      RICHMONT MARKETING SPECIALISTS INC.

 Covenants Not to Compete

   Richmont Marketing is obligated to make payments under agreements with former owners of acquired companies and various other individuals for future consulting services and covenants not to compete. The costs associated with such agreements are recognized on a straight-line basis over the period in which the services are to be rendered, which typically ranges from seven to ten years.

   Future payments under these agreements at December 31, 1998 are as follows:

   1999............................................................ $ 4,581,568
   2000............................................................   2,509,730
   2001............................................................   2,336,242
   2002............................................................   1,932,052
   2003............................................................   1,721,184
   Thereafter......................................................   2,513,052
                                                                    -----------
     Total payments................................................  15,593,828
   Amount representing interest....................................  (2,486,774)
                                                                    -----------
                                                                     13,107,054
   Less current portion............................................  (2,556,984)
                                                                    -----------
                                                                    $10,550,070
                                                                    ===========

 Deferred Payment and Compensation Plans

   In conjunction with acquisitions of other brokerage companies, deferred payment agreements are generally executed or assumed with the former owners and certain key employees of the acquired companies. Under these agreements, Richmont Marketing agrees to pay them certain amounts upon either termination or retirement of such executive or, in the event of their death, to their designated beneficiary. Terms vary; however, most payments are monthly and continue for a period of up to ten years. The amounts to be paid under most of these agreements are not based upon length of service but are a fixed amount. The present value of these payments, discounted at rates varying from 8% to 10%, was capitalized as an intangible asset at the date of the acquisition as a component of the purchase price.

   Beginning in 1991, Richmont Marketing also initiated deferred compensation agreements for certain key employees whereby Richmont Marketing has agreed to pay them a certain sum monthly for ten years upon the earlier of their retirement, termination, or death. Compensation and interest expense is accrued ratably over the employees' expected service period such that the accrual, at the anticipated vesting date, equals the then present value of the future benefits. These deferred compensation liabilities have been recorded at their net present value using inputed interest rates ranging from 8% to 10%. Deferred compensation expense was $270,768, $117,722 and $117,722 for the years ended December 31, 1998, 1997 and 1996, respectively.

                      RICHMONT MARKETING SPECIALISTS INC.

   The future aggregate minimum payments for the deferred payment and compensation agreements at December 31, 1998 are as follows:

   1999........................................................... $  3,194,520
   2000...........................................................    5,054,968
   2001...........................................................    5,269,560
   2002...........................................................    5,259,182
   2003...........................................................    5,255,270
   Thereafter.....................................................   28,477,971
                                                                   ------------
     Total payments...............................................   52,511,471
   Amount representing interest...................................  (20,500,520)
                                                                   ------------
                                                                     32,010,951
   Less current portion...........................................   (1,686,573)
                                                                   ------------
                                                                   $ 30,324,378
                                                                   ============

 Leases

   Richmont Marketing leases its office facilities and certain office equipment under long-term capital and operating lease agreements, which expire in various years through 2007. Some of Richmont Marketing's leases provide for escalating minimum rent. Rent expense is recognized on a straight-line basis over the life of such leases. During the second quarter of 1998, Richmont Marketing completed an assessment of its office facilities requirements in an effort to streamline its operations and improve its cost structure. In connection with this assessment, management approved a plan to consolidate redundant offices that had resulted from prior business acquisitions and to vacate the offices. Richmont Marketing vacated these offices prior to June 30, 1998. The lease terminations occurred in Dallas, Houston and San Antonio, Texas, as well as in Charlotte, North Carolina. The employees and related assets were consolidated into other offices in the same geographic area. Richmont Marketing recorded a charge of $1.7 million for the rental payments under the respective lease agreements because the abandoned office space had no substantive future benefit to Richmont Marketing. At December 31, 1998, this reserve for future payments totals $1.4 million.

   The annual future minimum lease payments under all noncancelable capital leases, including leases for facilities which are no longer in use, at December 31, 1998 are as follows:

                                                                      Capital
                                                                       Leases
                                                                     ----------
   1999............................................................. $  704,208
   2000.............................................................    650,878
   2001.............................................................    465,497
   2002.............................................................    255,995
   2003.............................................................    105,396
   Thereafter.......................................................    142,169
                                                                     ----------
     Total minimum lease payments...................................  2,324,143
   Amounts representing interest....................................   (336,287)
                                                                     ----------
   Present value of minimum lease payments..........................  1,987,856
   Less current portion.............................................   (566,247)
                                                                     ----------
                                                                     $1,421,609
                                                                     ==========

                      RICHMONT MARKETING SPECIALISTS INC.

   The annual future minimum lease payments under all noncancelable operating leases, including leases for facilities no longer in use, at December 31, 1998 are as follows:

                                               Related
                                               Parties     Others       Total
                                              ---------- ----------- -----------
   1999...................................... $1,082,940 $ 5,832,248 $ 6,915,188
   2000......................................  1,082,940   4,431,145   5,514,085
   2001......................................    883,388   3,621,560   4,504,948
   2002......................................    771,054   2,588,457   3,359,511
   2003......................................    269,993   1,587,918   1,857,911
   Thereafter................................    192,000   1,504,996   1,696,996
                                              ---------- ----------- -----------
     Total................................... $4,282,315 $19,566,324 $23,848,639
                                              ========== =========== ===========

   Included under property and equipment are amounts that have been capitalized of $5,481,986 with accumulated amortization of $3,918,702 and $3,316,692 in 1998 and 1997, respectively. Amortization of leased assets is included in depreciation expense.

   Rent expense for the years ended December 31, 1998, 1997 and 1996 was $8,732,996, $6,223,182 and $2,636,246, respectively, of which $686,284,
$763,020 and $743,340, respectively, was paid to related parties. Payments under capital lease obligations to related parties was $353,400, $346,895 and $346,895 for the years ended December 31, 1998, 1997 and 1996, respectively.

   Richmont Marketing paid interest of approximately $14,243,142, $1,510,646, $811,506, in 1998, 1997 and 1996, respectively.

7. Income Taxes

   Richmont Marketing utilizes the liability method of accounting for income taxes whereby deferred taxes are determined based on the difference between the financial statement and tax basis of assets and liabilities using enacted tax rates.

   Significant components of the (benefit) for income taxes are as follows:

                                                      December 31,
                                             ---------------------------------
                                               1998        1997        1996
                                             ---------  -----------  ---------
   Current:
     Federal................................ $     --   $   177,828  $ 372,665
     State..................................    97,738       42,563    (97,054)
                                             ---------  -----------  ---------
                                                97,738      220,391    275,611
   Deferred:
     Federal................................   (32,700)  (1,170,631)  (651,590)
     State..................................  (138,694)    (218,621)  (175,659)
                                             ---------  -----------  ---------
                                              (171,394)  (1,389,252)  (827,249)
                                             ---------  -----------  ---------
       Total tax expense (benefit).......... $ (73,656) $(1,168,861) $(551,638)
                                             =========  ===========  =========

                      RICHMONT MARKETING SPECIALISTS INC.

   Richmont Marketing's provision (benefit) for income taxes reconciles to the amount computed by applying the federal statutory income tax rate to income before income taxes as follows:

                                           1998         1997         1996
                                       ------------  -----------  -----------
   Benefit at U.S. statutory rates.... $(11,019,509) $(2,922,599) $(1,252,629)
   State income tax, net of federal
    tax benefit.......................      (75,213)    (116,198)    (179,991)
   Nondeductible amortization of in-
    tangibles.........................    2,982,376      777,293      246,111
   Nondeductible amortization of ex-
    penses............................      451,338      358,873      221,627
   Cancellation of indebtedness in-
    come..............................          --       680,000          --
   Change in valuation allowance on
    deferred tax assets...............    7,587,352                   492,957
   Other..............................          --        53,770      (79,713)
                                       ------------  -----------  -----------
   Income tax expense (benefit)....... $    (73,656) $(1,168,861) $  (551,638)
                                       ============  ===========  ===========

   Deferred income taxes reflect the net tax effects of temporary differences between the carrying amounts of assets and liabilities for financial reporting purposes and the amounts used for income tax reporting purposes. Significant components of Richmont Marketing's deferred tax liabilities and assets are as follows:

                                                    December 31,
                                        --------------------------------------
                                            1998         1997         1996
                                        ------------  -----------  -----------
   Deferred tax liabilities:
     Identified intangibles...........    $8,278,681  $ 9,949,858  $ 6,544,033
     Book over tax depreciation.......           --           --       631,100
     Revenue and expense recognition..           --       515,367          --
     Other............................     1,746,920    1,733,367          --
                                        ------------  -----------  -----------
       Total deferred tax
        liabilities...................    10,025,601   12,198,592    7,175,133
   Deferred tax assets:
     Net operating loss...............       549,359          --           --
     Deferred compensation
      agreements......................     1,714,657    2,148,016    1,047,049
     Allowance for doubtful accounts..     2,619,927      788,269      756,516
     Book over tax depreciation.......       411,956      290,227          --
     Intangible assets................     6,346,473    2,779,991    2,790,184
     Self insurance reserve...........     1,319,189      392,672      191,101
     Deferred state taxes.............           --       114,461       84,981
     Other............................       100,259      758,798      222,878
                                        ------------  -----------  -----------
                                          13,061,820    7,272,434    5,092,709
   Valuation allowance for deferred
    tax assets........................   (11,129,534)  (3,542,182)  (3,542,182)
                                        ------------  -----------  -----------
       Total deferred tax assets, net
        of valuation allowance........     1,932,286    3,730,252    1,550,527
                                        ------------  -----------  -----------
   Net deferred tax (liability).......  $ (8,093,315) $(8,468,340) $(5,624,606)
                                        ============  ===========  ===========

   The valuation allowance for deferred tax assets was not changed during 1997 and was increased by $7,587,352, and $492,957 during 1998 and 1996, respectively. Richmont Marketing paid income taxes of $752,286, $586,782 and $658,668 during 1998, 1997 and 1996, respectively.

   At December 31, 1998, Richmont Marketing had $1,615,761 of net operating loss carryforwards available to offset future taxable income for years 1999 through 2018.

                      RICHMONT MARKETING SPECIALISTS INC.

8. Commitments and Contingencies

   The Internal Revenue Service ("IRS") has asserted deficiencies in federal corporate income taxes for Atlas for tax years 1993 through 1995. The proposed adjustments relate to the deductibility of certain compensation and benefit expenses, and may result in additional federal and state tax liabilities as of December 31, 1998. Under the purchase agreement with Atlas, Richmont Marketing's exposure for contingent obligations, including the matter discussed herein, is limited to $1,000,000. As a result, as of December 31, 1998, Richmont Marketing has recorded a reserve of $1,000,000 to cover potential IRS claims associated with this matter with a corresponding increase to goodwill related to the Atlas acquisition.

   Richmont Marketing has guaranteed approximately $1,000,000 of long-term obligations related to a building it currently occupies that is leased from a previous owner of an acquired company.

   Richmont Marketing is subject to certain claims arising in the normal course of business. In management's opinion, any such contingencies would not materially affect Richmont Marketing's consolidated financial position or consolidated operating results.

9. Benefit Plans

 401(k) Savings Plan

   Richmont Marketing sponsors a 401(k) savings plan for all employees who have been employed by Richmont Marketing at least one year. Richmont Marketing matches employee contributions up to 3% of the employee's salary. Richmont Marketing made contributions totaling $2,015,903, $1,248,398 and $571,265 in 1998, 1997 and 1996, respectively.

 Incentive Plan

   In 1998, Richmont Marketing adopted an incentive plan ("Incentive Plan"), which allows the granting of senior management appreciation rights ("SMARTs") to employees of Richmont Marketing. Total SMARTs authorized for awards are 20,566 and 9,520 were granted and outstanding as of December 31, 1998.

   The SMARTs are exercisable in 20% annual increments for five consecutive years commencing on the fifth anniversary of the Grant Date, as defined under the Incentive Plan. If the recipient's employment with Richmont Marketing terminates for any reason prior to 100% vesting, all potential value of the SMARTs are forfeited. Any SMARTs that remain unexercised in the fifth year following full vesting will be paid to the holder in five equal annual installments. Richmont Marketing has the right to defer the exercisability of the SMARTs if payment on exercised amounts would cause a conflict with or a violation of any agreement or instrument to which Richmont Marketing is a party. The value of each SMARTs unit will fluctuate in accordance with the value of Richmont Marketing's equity, which will be determined annually. Future increases and decreases in the appraised value of Richmont Marketing will result in recognition of an increase or decrease in compensation expense.

   Upon termination of employment of any holder of SMARTs, the SMARTs that have been vested will be exchanged for the right to receive deferred compensation pursuant to a SMART Deferred Compensation Agreement. The amount of deferred compensation payable pursuant to such agreements will depend on the date of such termination, the reasons therefore, as well as Richmont Marketing's financial performance.

   The SMARTs and Deferred Compensation Agreements represent unfunded and unsecured obligations of Richmont Marketing. Outstanding amounts under the SMARTs and Deferred Compensation Agreements are due in full upon certain provisions of the respective agreements, including a change in control.

                      RICHMONT MARKETING SPECIALISTS INC.

   Non-cash compensation expense of $223,614 was recognized by Richmont Marketing for the year ended December 31, 1998 relating to the granting of SMARTs and is included in long term obligations.

10. Acquisitions

   On October 31, 1996, Richmont Marketing purchased all of the issued and outstanding stock of Bromar, Inc., a California based food broker corporation, in exchange for $26,005,000 cash paid at closing. Richmont Marketing received the following assets and liabilities from Bromar, Inc in the acquisition: $9.5 million of accounts receivable, $6.2 million of intangible assets, $11.6 million of fixed assets, $2.9 million of other assets, $4.1 million of accounts payable, and $16.5 million of assumed debt. The purchase price was allocated based on estimated fair values at the date of acquisition.

   On January 1, 1997, Richmont Marketing acquired substantially all of the assets and liabilities of Westexico Sales Co., Inc., a Texas-based food broker corporation, in exchange for a 6.31% note payable totaling $2,000,000 with a present value of $1,606,198.

   On March 1, 1997, Richmont Marketing purchased all of the issued and outstanding stock of Gene Sanford & Associates, Inc., an Arizona-based food broker corporation, in exchange for $80,000 cash, two 6.2% notes payable totaling $143,987, and covenants not to compete with certain key employees totaling $2,604,000.

   On May 31, 1997, Richmont Marketing purchased all of the issued and outstanding stock of Tower Marketing, Inc., a Texas-based food broker corporation, in exchange for 9.5% notes payable to Tower shareholders with a present value of $3,258,285 and covenants not to compete with certain key employees with a present value of approximately $11,110,000. In addition, liabilities of $10,605,000 were assumed in the acquisition. Of the total purchase price, for financial reporting purposes, approximately $8,170,000 has been allocated to principal relationships, $4,880,000 to covenants not to compete, $1,020,000 to trained workforce, $5,093,000 to assets, $3,615,000 to current liabilities, and $6,990,000 to long-term obligations, with the remaining amount allocated to goodwill. The purchase price was allocated based on estimated fair values at the date of acquisition. Obligations related to the covenants not to compete were initially recorded based on preliminary estimates of amounts due to key employees and officers. During the first quarter of 1998, the estimated liabilities were increased by approximately $2.0 million to reflect the final estimate of the liabilities associated with the covenants not to compete based on more complete information.

   On July 1, 1997, Richmont Marketing acquired substantially all of the principal contracts, agreements, and commitments of Pioneer Food Sales, Inc., a Washington-based food broker corporation, in exchange for a note payable totaling $340,000 with a present value of $250,749 (9.5% interest rate imputed) and covenants not to compete with certain key employees with a present value of $376,123.

   On July 1, 1997, Richmont Marketing acquired substantially all of the assets and liabilities of L'Amoreaux & Associates, a California-based food broker corporation, in exchange for various notes payable totaling $1,865,000 with a present value of $1,250,494 (9.5% interest rate imputed) and covenants not to compete with certain key employees with a present value of $402,304.

   On December 31, 1997, Richmont Marketing purchased all of the issued and outstanding stock of Atlas, a North Carolina-based food broker corporation, for total consideration of approximately $45,700,000, which includes approximately $19,800,000 in cash, $12,100,000 in promissory notes to be issued to certain Atlas stockholders, and $13,800,000 to repay substantially all of the indebtedness of Atlas. In addition, liabilities of $6,373,000 were assumed in the acquisition. Of the total purchase price, for financial reporting purposes, approximately $10,750,000 has been allocated to principal relationships, $6,490,000 to covenants not to compete, $2,460,000 to trained workforce, $19,899,000 to assets, $6,228,000 to current liabilities, and

                      RICHMONT MARKETING SPECIALISTS INC.

$1,700,000 to long-term obligations, with the remaining amount allocated to goodwill. The purchase price was allocated based on estimated fair values.

   All of the acquisitions were accounted for under the purchase method. The operating results of the acquired companies have been included in the consolidated results of operations since the date of acquisition.

   The following represents the unaudited pro forma results of operations of Richmont Marketing as if the acquisitions of Bromar, Tower and Atlas had occurred on January 1, 1996 after giving effect to certain adjustments, including interest expense directly associated with the acquisitions and the proceeds of the Senior Subordinated Notes and amortization of intangibles:

                                                         1998          1997
                                                     ------------  ------------
                                                     (In thousands except per
                                                            share data)
   Revenue.......................................... $    216,068  $    211,022
   Net loss......................................... $    (27,878) $    (26,463)
   Loss per share................................... $    (202.55) $    (294.01)

   The above pro forma information assumes goodwill would be amortized over 10 years. As discussed previously in Note 1, effective January 1, 1998, Richmont Marketing revised the estimated useful life of its goodwill from 10 to 5 years. The net loss for 1997 and 1996 would be $(30,781,000) and $(31,067,000), respectively if goodwill was amortized over 5 years or a loss per share of $(223.64) and $(345.17), respectively.

   Pro forma results presented are not necessarily indicative of what actually would have occurred if the acquisitions had been consummated on January 1, 1996.

11. Shareholders' Equity

   During 1996, a series of transactions occurred through which an investor acquired 82,581 shares of Richmont Marketing's common stock (21,270 shares from existing shareholders (Minority Shareholders) in April and 61,311 newly issued shares in November) and Richmont Marketing became a majority-owned subsidiary of this privately held company. Net proceeds to Richmont Marketing were $25,706,446. In connection with the November transaction, the Minority Shareholders sold back to Richmont Marketing 5,482 shares of its common stock for $2,000,000 in notes payable. These shares were then canceled by Richmont Marketing. As a result of these transactions, the new investor has 60% ownership and the Minority Shareholders have 40% ownership of Richmont Marketing.

   On October 7, 1997, the majority shareholder, the Minority Shareholders and Richmont Marketing entered into an agreement (Shareholders Agreement) which provides for the buyback of the Minority Shareholders' shares under various circumstances. If, prior to the termination of the Shareholders Agreement, any Minority Shareholder desires to sell any of his shares to an independent third party, such selling Minority Shareholder must offer those shares on the same terms and conditions: first, to the majority shareholder; second, to Richmont Marketing; and finally, to the other Minority Shareholders before completing the sale to the third party.

   During the first 15 days of each fiscal quarter of Richmont Marketing occurring after December 31, 2000, but prior to December 31, 2003, each of the Minority Shareholders who is not an employee at such time shall have the option to sell to Richmont Marketing, and Richmont Marketing shall have the obligation to purchase, his shares for cash, promissory notes, or a combination of both, at a per share price based on a negotiated

                      RICHMONT MARKETING SPECIALISTS INC.

multiple (reflecting prevailing market and industry conditions) of earnings before interest, taxes, depreciation, amortization and extraordinary, non-recurring and discretionary expenses (EBITDA), less funded debt. Based on Richmont Marketing's interpretation of the Shareholder's Agreement, the amount of this obligation, if any, is not significant. As of December 31, 1998, Minority Shareholders owning an aggregate of 16.7% of Richmont Marketing's common stock were no longer employed by Richmont Marketing.

   Further, in the event of death or disability of a Minority Shareholder, a representative of the deceased or disabled Minority Shareholder can, at any time during the first 15 days of the second full fiscal quarter occurring after the death or disability, require Richmont Marketing to purchase the shares at the formula price described in the preceding paragraph.

   In addition, Richmont Marketing shall have the option to repurchase the shares of a Minority Shareholder in the event of the termination for cause, divorce, bankruptcy, disability or death of such Minority Shareholder, at a
5.25 multiple of EBITDA less funded debt. In the event any Minority Shareholder voluntarily ceases employment with Richmont Marketing, the Minority Shareholder shall retain certain rights as set forth in the Shareholders Agreement, including the right to sell his shares under the terms of the Shareholders Agreement.

   Notwithstanding the provisions described above, the Shareholders Agreement will automatically terminate on the earliest to occur of: (1) the effective date of an initial public offering of Richmont Marketing's capital stock, (2) a merger or consolidation in which a change of control occurs, (3) a sale of substantially all of Richmont Marketing's assets or capital stock, (4) the mutual consent of the parties or (5) April 2, 2021.

                         REPORT OF INDEPENDENT AUDITORS

Board of Directors
Atlas Marketing Company, Inc. and Subsidiaries

   We have audited the accompanying consolidated statements of operations and cash flows of Atlas Marketing Company, Inc. and Subsidiaries for the years ended December 31, 1997 and 1996. These financial statements are the responsibility of Richmont Marketing's management. Our responsibility is to express an opinion on these financial statements based on our audits.

   We conducted our audits in accordance with generally accepted auditing standards. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

   In our opinion, the financial statements referred to above present fairly, in all material respects, the consolidated results of operations and cash flows of Atlas Marketing Company, Inc. and Subsidiaries for the years ended December 31, 1997 and 1996 in conformity with generally accepted accounting principles.

                                          ERNST & YOUNG LLP

Charlotte, North Carolina
March 25, 1998

                 ATLAS MARKETING COMPANY, INC. AND SUBSIDIARIES

                     CONSOLIDATED STATEMENTS OF OPERATIONS

                                                     Year Ended December 31,
                                                     -------------------------
                                                         1997         1996
                                                     ------------  -----------
Revenue............................................. $ 46,971,606  $49,647,608
Expenses:
  Salaries..........................................   31,746,998   28,964,531
  Fringe benefits...................................    1,095,806    1,091,517
  Automobile and related expenses...................    2,517,489    1,618,823
  Sales and marketing...............................    3,159,831    2,506,793
  General and administrative........................    6,453,640    5,451,216
  Depreciation......................................    1,760,625    2,227,335
  Amortization......................................      999,450    1,108,171
  Bonus compensation................................    1,568,308    4,372,714
                                                     ------------  -----------
    Total expenses..................................   49,302,147   47,341,100
                                                     ------------  -----------
Operating income (loss).............................   (2,330,541)   2,306,508
Other income (expense):
  Interest expense..................................   (1,008,364)  (1,122,325)
  Other income......................................     (465,572)     157,228
                                                     ------------  -----------
Income (loss) before taxes..........................   (3,804,477)   1,341,411
Income tax expense (benefit)........................   (1,005,000)   1,460,100
                                                     ------------  -----------
Net (loss).......................................... $ (2,799,477) $  (118,689)
                                                     ============  ===========



                            See accompanying notes.

                 ATLAS MARKETING COMPANY, INC. AND SUBSIDIARIES

                     CONSOLIDATED STATEMENTS OF CASH FLOWS

                                                     Year Ended December 31,
                                                     -------------------------
                                                         1997         1996
                                                     ------------  -----------
Operating activities
Net income (loss)................................... $ (2,799,477) $  (118,689)
 Adjustments to reconcile net income (loss) to net
  cash
  provided by operating activities:
  Equity in income of affiliate.....................       (3,947)     (16,075)
  Depreciation......................................    1,760,625    2,227,335
  Amortization......................................      999,450    1,108,171
  Deferred taxes....................................   (1,116,000)     (98,800)
  Stock bonuses.....................................      378,125    1,191,663
  Allowance for doubtful accounts...................      600,000          --
  Gain on sale of property and equipment............      (89,478)    (106,542)
  Changes in assets and liabilities:
   Accounts receivable..............................      300,410     (293,872)
   Other current assets.............................      371,291      (19,734)
   Due to employees.................................      267,223          --
   Accounts payable.................................      463,497      258,920
   Accrued expenses.................................      363,572    1,268,520
   Income taxes payable.............................     (733,310)     526,459
   Market development funds payable.................       41,704       11,958
                                                     ------------  -----------
Cash provided by operating activities...............      803,685    5,939,314
Investing activities
  Proceeds from sale of property and equipment......      616,495      462,658
  Purchase of property and equipment................     (620,830)  (2,117,630)
  Cash paid in business acquisitions................          --       (31,027)
  Cash paid for non-compete agreement...............      (20,000)         --
  Cash paid for investment in affiliate.............     (375,000)     (90,000)
                                                     ------------  -----------
Cash used by investing activities...................     (399,335)  (1,775,999)
Financing activities
 Payments on notes payable..........................     (618,022)    (760,853)
 Principal payments on long-term borrowings.........  (14,832,228)  (3,123,737)
 Proceeds from borrowings from MSSC.................   16,043,658          --
 Purchase and retirement of common stock............          --      (271,684)
                                                     ------------  -----------
Cash provided by (used in) financing activities.....      593,408   (4,156,274)
                                                     ------------  -----------
Net increase (decrease) in cash.....................      997,758        7,041
Cash at beginning of period.........................       53,333       46,292
                                                     ------------  -----------
Cash at end of period............................... $  1,051,091  $    53,333
                                                     ============  ===========

                            See accompanying notes.

                 ATLAS MARKETING COMPANY, INC. AND SUBSIDIARIES

                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
                               December 31, 1997

Merger Agreement

   Atlas Marketing was acquired by Marketing Specialists Sales Company ("MSSC") on December 19, 1997 for approximately $45.7 million. The accompanying consolidated financial statements reflect operations through December 31, 1997 and do not reflect the effects of purchase accounting pursuant to Accounting Principles Board Opinion No. 16, "Accounting for Business Combinations" ("APB16") as a result of the acquisition by MSSC.

1. Summary of Significant Accounting Policies

 Description of the Business

   Atlas Marketing Company, Inc. (the "Company") provides food brokerage services to various principals in the food supply industry through its operating offices in North Carolina, South Carolina, Georgia, Virginia and West Virginia, with representatives in North Carolina, South Carolina, Virginia, West Virginia, Maryland, Delaware, Tennessee, Florida, Louisiana, Alabama, Texas, Oklahoma, Kentucky, Ohio and Pennsylvania.

 Basis of Consolidation

   The consolidated financial statements include the accounts of Atlas Marketing and its wholly-owned subsidiaries. All significant intercompany accounts and transactions have been eliminated.

   Atlas Marketing had a 50% ownership investment in Meatmaster Brokerage, Inc., which was accounted for under the equity method up through December 19, 1997 at which point Atlas Marketing acquired the remaining interest.

 Use of Estimates

   The preparation of financial statements in conformity with generally accepted accounting principles requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and the disclosure of contingent assets and liabilities at the date of the financial statements and the reported amounts of revenues and expenses during the reporting period. Actual results could differ from those estimates.

 Revenue Recognition

   Revenue is earned from commissions or sales of products on behalf of manufactures and producers (principals). Commission revenue is recognized as income when product shipment has occurred and/or notification of such shipment is received from the principal.

 Concentration of Credit Risk

   Financial instruments which potentially subject Atlas Marketing to a concentration of credit risk principally consist of accounts and notes receivable. As of December 31, 1997 and 1996 and no individual principal represents a significant concentration of accounts receivable. Atlas Marketing generally does not require collateral on accounts and notes receivable as Atlas Marketing's customers are generally large, well established companies within the food supply industry. Atlas Marketing periodically performs credit evaluations of its principals and maintains reserves for potential losses.

                 ATLAS MARKETING COMPANY, INC. AND SUBSIDIARIES

 Property and Equipment

   Depreciation on property and equipment is provided using accelerated methods over the following estimated useful lives:

   Building..........................................................   19 years
   Leasehold improvements............................................    5 years
   Equipment.........................................................  5-7 years
   Data processing equipment.........................................    5 years
   Furniture and fixtures............................................  5-7 years
   Vehicles..........................................................    5 years

 Intangible Assets

   Intangible assets include goodwill, principal lists and covenants not to compete. Goodwill and principal lists represent the excess of the purchase price over the value of net tangible assets of various businesses acquired. These amounts are being amortized over a period of ten years based on the straight-line method. Covenants not to compete are recorded at the net present value of the payments to be made under the agreements and are being amortized over the term of the related agreement, generally three to five years. The carrying values of intangibles are reviewed if the facts and circumstances indicate impairment of their carrying value. Any impairment in the carrying value of such intangibles is recorded when identified.

 Marketing Development Funds Payable

   Marketing development funds payable represent amounts received from principals for the future promotion/marketing of their products. Such amounts are recorded as liabilities until they are spent on behalf and/or under the direction of the principals.

 Income Taxes

   Atlas Marketing utilizes the liability method of accounting for income taxes whereby deferred taxes are determined based on the difference between the financial statement and tax basis of assets and liabilities using enacted tax rates.

 Stock Based Compensation

   Atlas Marketing accounts for stock options in accordance with Accounting Principles Board Opinion No. 25, "Accounting for Stock Issued to Employees" ("APB 25"). Under APB 25, no compensation expense is recognized for stock or stock options issued at fair value. For stock options granted at exercise prices below the estimated fair value, Atlas Marketing records compensation expense over the vesting period for the difference between the exercise price of the share and the estimated fair value. Compensation expense is recognized upon grant if the options vest immediately.

   In October 1995, the Financial Accounting Standards Board ("FASB") issued Statement of Financial Accounting Standards No. 123, "Accounting for Stock Based Compensation" (SFAS 123). SFAS 123 provides for a fair value based method of accounting for employee stock options and similar equity instruments. However, for companies that elect to continue to account for stock based compensation arrangements under APB 25, SFAS 123 requires disclosure of the pro forma effect on net income as if the fair value based method proscribed by SFAS 123 had been applied. Atlas Marketing continued to account for stock based compensation arrangements under APB No. 25. The SFAS 123 pro forma net income would not be materially different from the reported net loss.

                 ATLAS MARKETING COMPANY, INC. AND SUBSIDIARIES

   The options outstanding at December 31, 1997 were issued in July 1993. Therefore the disclosure requirements of SFAS 123 are not applicable.

2. Intangible Assets

   Amortization expense charged against income was $999,450 and $1,108,171 for 1997 and 1996, respectively.

3. Employee Stock Ownership Plan

   Atlas Marketing maintains the Atlas Marketing Company, Inc. Employee Stock Ownership Plan covering all full-time employees with one year of service. Contributions are determined at the discretion of the Board of Directors. No contributions were made or accrued for in 1996 or 1997. The plan was terminated effective January 1, 1998 in connection with the purchase of Atlas Marketing by MSSC.

4. Employee Benefit Plans

   During 1995, Atlas Marketing established the Atlas Marketing Company, Inc. Employees 401(k) Plan and Trust covering all full-time employees with one year of service. Employer matching contributions are determined annually, in advance, at the discretion of the Board of Directors. For 1997 and 1996, the Board of Directors determined that employee contributions would be matched on a dollar for dollar basis up to a maximum of 6% of eligible compensation. Atlas Marketing recorded $1,088,566 and $1,066,484 of benefit plan expense in 1997 and 1996, respectively.

   Atlas Marketing also maintains the Atlas Marketing Company, Inc. Employee Benefit Plan and Trust, a self-insured medical benefits plan covering all full-time employees, with optional coverages available for part-time personnel. Atlas Marketing contributes an amount necessary to meet plan expenses, net of employee contributions for optional benefits. Atlas Marketing medical benefit plan contributions, included in general and administrative expenses, was $2,323,647 and $1,848,216 for 1997 and 1996, respectively.

5. Income Taxes

   Significant components of the provision (benefit) for income taxes are as follows:

                                                      Year Ended December 31,
                                                      -------------------------
                                                          1997         1996
                                                      ------------  -----------
   Current:
     Federal......................................... $     96,000  $ 1,274,700
     State...........................................       15,000      284,200
                                                      ------------  -----------
                                                           111,000    1,558,900
   Deferred:
     Federal.........................................     (973,000)     (86,100)
     State...........................................     (143,000)     (12,700)
                                                      ------------  -----------
                                                        (1,116,000)     (98,800)
                                                      ------------  -----------
       Total tax expense (benefit)................... $ (1,005,000) $ 1,460,100
                                                      ============  ===========

                 ATLAS MARKETING COMPANY, INC. AND SUBSIDIARIES

   Federal and state income tax expense as a percentage of income before income taxes was different than the statutory income tax rates for both years. The reasons for the differences between the actual tax expense and the "expected" tax expense for those years (computed by applying the federal corporate rate of 34%) are as follows:

                                                      Year Ended December 31,
                                                      -------------------------
                                                          1997         1996
                                                      ------------  -----------
   Computed "expected" tax expense................... $ (1,293,500) $   456,100
   State income taxes, net of federal benefit........     (133,000)     175,700
   Amortization of intangibles.......................      229,500      223,200
   Non-deductible expenses...........................      192,000      605,100
                                                      ------------  -----------
                                                      $ (1,005,000) $ 1,460,100
                                                      ============  ===========

   Atlas Marketing has received notices from the Internal Revenue Service (IRS) asserting deficiencies in federal corporate income taxes for Atlas Marketing's taxable years 1993 through 1995. The proposed adjustments, relating to the deductibility of certain compensation and benefit expenses, may result in additional federal and state tax liabilities as of December 31, 1997 of approximately $5.8 million plus interest. Atlas Marketing has analyzed these matters with tax counsel and believes that it has meritorious defenses and has filed a response protesting the proposed adjustments. No amount has been recorded in the financial statements relating to adjustments proposed by the IRS.

6. Related-Party Transactions

   In 1996, Atlas Marketing issued 240,740 shares to officers and directors for payment of compensation which had a value of $2.5 million. Atlas Marketing repurchased and retired 18,106 shares from officers and directors in 1996 at a cost of $187,000.

   Following is a summary of related-party balances at December 31, 1997 and 1996:

                                                            1997        1996
                                                         ----------- ----------
   Receivables from officers and directors.............. $     1,792 $    5,739
                                                         =========== ==========
   Due to MSSC.......................................... $16,330,583        --
   Accrued compensation payable to officers.............         --   1,784,070
   Notes due to officers................................         --     400,000
                                                         ----------- ----------
                                                         $16,330,583 $2,184,070
                                                         =========== ==========

   Additionally, Atlas Marketing has entered into several lease agreements for office facilities in which individuals who were officers and directors in 1997 and 1996 (prior to the purchase of Atlas Marketing by MSSC) have an ownership interest. Lease payments made to these individuals in 1997 and 1996 totaled $123,812 and $158,027, respectively.

                 ATLAS MARKETING COMPANY, INC. AND SUBSIDIARIES

7. Leases

   Atlas Marketing has entered into various operating lease agreements primarily for the lease of vehicles, office and warehouse space. Annual future minimum lease payments required by noncancelable lease agreements at December 31, 1997 are as follows:

                                                 Related
                                                 Parties     Others     Total
                                                ---------- ---------- ----------
   1998........................................ $  367,648 $  828,455 $1,196,103
   1999........................................    431,004    395,679    826,683
   2000........................................    431,004     95,946    526,950
   2001........................................    431,004        --     431,004
   2002........................................    365,754        --     365,754
   Thereafter..................................    114,668        --     114,668
                                                ---------- ---------- ----------
                                                $2,141,082 $1,320,080 $3,461,162
                                                ========== ========== ==========

   Rent expense under noncancellable lease agreements was $680,728 and $586,624 for 1997 and 1996, respectively.

   Atlas Marketing has subleased certain office and warehouse facilities. The total minimum rentals to be received under the sublease is $29,360 in 1998.

8. Contingencies

   Atlas Marketing is subject to legal actions from time to time which have arisen in the ordinary course of business. Atlas Marketing intends to vigorously contest all such claims and, in the opinion of management, the resolution of such claims will not materially affect the financial position of Atlas Marketing.

9. Supplemental Cash Flow Disclosures

   Supplemental disclosures of cash flow information is provided below:

                                                       Year Ended December 31,
                                                       -----------------------
                                                          1997        1996
                                                       ----------- -----------
   Cash paid during the year for:
     Interest.........................................  $1,118,328 $ 1,115,281
     Income taxes.....................................     838,356   1,065,299
   Noncash investing and financing activities:
     Business acquisition through issuance of notes
      payable.........................................         --      503,951
     Purchase of stock through issuance of notes
      payable.........................................     881,358     239,147
     Business acquisition through increase in due to
      MSSC............................................     286,925         --
     Issuance of stock through receipt of notes.......     325,000         --
     Covenant not to compete through issuance of note
      payable.........................................     188,940         --

                         REPORT OF INDEPENDENT AUDITORS

Board of Directors
Bromar, Inc. and Subsidiaries

   We have audited the accompanying consolidated statement of income and cash flows of Bromar Inc. and Subsidiaries for the ten months ended October 31, 1996. These financial statements are the responsibility of Bromar's management. Our responsibility is to express an opinion on these financial statements based on our audit.

   We conducted our audit in accordance with generally accepted auditing standards. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audit provides a reasonable basis for our opinion.

   In our opinion, the financial statements referred to above present fairly, in all material respects, the consolidated results of operations and cash flows of Bromar Inc. and Subsidiaries for the ten months ended October 31, 1996, in conformity with generally accepted accounting principles.

                                          ERNST & YOUNG LLP

Irvine, California
March 7, 1997

                         BROMAR, INC. AND SUBSIDIARIES

                        CONSOLIDATED STATEMENT OF INCOME

                                                                   Ten Months
                                                                     Ended
                                                                October 31, 1996
                                                                ----------------
Total revenue..................................................   $56,048,862
Expenses:
Operating expenses:............................................
  Salaries.....................................................    30,364,770
  Fringe benefits..............................................     5,138,957
  Automobiles and related expenses.............................     4,846,270
  General and administrative...................................     6,163,433
  Occupancy and related expenses...............................     3,002,364
  Sales and marketing..........................................     2,481,575
  Depreciation and amortization................................     2,371,262
  Interest expense.............................................       700,030
  Bonus to employees...........................................       346,000
                                                                  -----------
    Total operating expenses...................................    55,414,661
                                                                  -----------
  Income before income taxes...................................       634,201
  Income taxes.................................................       407,000
                                                                  -----------
  Net income...................................................   $   227,201
                                                                  ===========


                            See accompanying notes.

                         BROMAR, INC. AND SUBSIDIARIES

                     CONSOLIDATED STATEMENT OF CASH FLOWS


                                                                   Ten Months
                                                                     Ended
                                                                October 31, 1996
                                                                ----------------
Operating activities
  Net income..................................................    $   227,201
  Adjustments to reconcile net income to net cash provided by operating activities:
    Depreciation and amortization.............................      2,371,262
    Gain on disposal of property and equipment................       (431,107)
    Provision for doubtful accounts...........................         40,000
    Deferred income taxes.....................................        (90,438)
    Changes in operating assets and liabilities:
    Accounts and notes receivable.............................       (141,497)
    Prepaid expenses and other current assets.................       (312,093)
    Accounts payable and accrued liabilities..................       (652,725)
    Other assets..............................................         92,525
                                                                  -----------
Net cash provided by operating activities.....................      1,103,128
Investing activities
  Purchases of property and equipment.........................     (1,174,436)
  Proceeds from sale of equipment.............................      1,019,844
  Payments on purchase agreements.............................     (1,265,657)
                                                                  -----------
Net cash used in investing activities.........................     (1,420,249)
Financing activities
  Net change in line of credit................................      1,762,410
  Proceeds from long-term debt................................        422,243
  Principal payments on long-term debt and capital lease
   obligations................................................     (1,312,045)
  Principal payments on retirement agreements.................        (55,028)
  Repurchase of common stock..................................       (630,001)
  Repayments on notes for common stock........................        132,754
                                                                  -----------
Net cash provided by financing activities.....................        320,333
                                                                  -----------
Increase in cash and cash equivalents.........................          3,212
Cash and cash equivalents at beginning of period..............         26,480
                                                                  -----------
Cash and cash equivalents at end of period....................    $    29,692
                                                                  ===========

                            See accompanying notes.

                         BROMAR, INC. AND SUBSIDIARIES

                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
                                October 31, 1996

Merger Agreement

   Shareholders of record at October 15, 1996 of Bromar entered into a merger agreement effective October 31, 1996 with MSSC California, Inc. (MSSC), a wholly owned subsidiary of Marketing Specialists Sales Company. Upon consummation of the respective parties' obligations in accordance with terms of the agreement, 529,879 shares of common stock outstanding at October 31, 1996 will be converted into the right to receive an aggregate amount of $26,005,000 in cash whereupon Bromar will become a wholly owned subsidiary of Marketing Specialists. As a result of this merger, Bromar's operations will be consolidated with those of Marketing Specialists in future periods.

1. Summary of Significant Accounting Policies

 Business Description

   Bromar Inc. (the "Company") is a broker and wholesaler of food and related products to grocery retailers and food service outlets primarily in the western United States. Bromar's wholly owned subsidiaries include Brokerage Services, Inc., a food brokerage, and Service Assets Corporation, which leases vehicles to Bromar.

 Basis of Presentation

   The consolidated financial statements include the accounts of Bromar and its wholly owned subsidiaries. All significant intercompany accounts and transactions have been eliminated in consolidation.

   The preparation of Bromar's financial statements in conformity with generally accepted accounting principles requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and revenues and expenses. Actual results could differ from those estimates.

 Revenue Recognition

   Substantially all of Bromar's revenue is in the form of commissions earned from the food manufacturers and processors that it represents. Commissions are recognized as revenue when an order is placed with the manufacturers and processors as the earning process is substantially complete and the order is filled shortly thereafter by the manufacturer with no additional effort required on the part of Bromar.

 Property and Equipment

   Depreciation and amortization are computed using the straight-line method over the assets' useful lives, which range from three to forty years, or over the term of the lease, whichever is shorter.

 Goodwill

   Goodwill represents the excess of the purchase price over the value of net tangible assets of various businesses acquired. Goodwill is amortized on the straight-line method over a period of five to ten years. Amortization expense for goodwill was approximately $176,000 for the ten months ended October 31, 1996.

 Statements of Cash Flows

   Bromar considers all highly liquid investments with a maturity of three months or less when purchased to be cash equivalents.

                          BROMAR, INC AND SUBSIDIARIES

   During the ten months ended October 31, 1996 Bromar purchased four brokerage companies for an aggregate purchase price of $2,722,500. These purchases were financed by Bromar and, accordingly, represent noncash transactions.

2. Property and Equipment

   Depreciation and amortization expense related to property and equipment was $1,128,672 for the ten months ended October 31, 1996. Amortization of assets purchased under capitalized lease agreements was included in depreciation and amortization expense.

3. Financing Arrangements

 Long-Term Debt

   Bromar paid interest of approximately $700,000 for the ten months ended October 31, 1996.

4. Income Taxes

   Bromar utilizes the liability method of accounting for income taxes. Under the liability method, deferred taxes are determined based on the difference between the financial statement and tax basis of assets and liabilities using enacted tax rates.

   Significant components of the provision (benefit) for income taxes are as follows:

                                                                   Ten Months
                                                                     Ended
                                                                October 31, 1996
                                                                ----------------
   Current:
     Federal...................................................     $411,000
     State.....................................................       87,000
                                                                    --------
                                                                     498,000
   Deferred:
     Federal...................................................      (86,000)
     State.....................................................       (5,000)
                                                                    --------
                                                                     (91,000)
                                                                    --------
                                                                    $407,000
                                                                    ========

   Bromar's income tax provision varies from the statutory rate primarily because of the nondeductibility of certain portions of meal and entertainment expenses and state income taxes imposed by the various states on Bromar's operations.

   Bromar paid income taxes of $802,000 for the ten months ended October 31, 1996.

   Bromar is currently under examination by the Internal Revenue Service for the 1993 tax year.

5. Deferred Compensation and Retirement Plans

 Profit Sharing and Stock Plans

   Bromar has a profit sharing plan and a stock plan covering substantially all employees with one year or more of service. Total annual contributions to these plans is at management's discretion subject to certain

                          BROMAR, INC AND SUBSIDIARIES
limitations. No contributions were made to either the profit sharing plan or the stock plan for the ten months ended October 31, 1996.

 Retirement Agreements

   Bromar is committed, through unfunded retirement agreements with three former officers of Bromar, to provide retirement benefits in an amount equal to five times the average annual salary of the ten years preceding the retirement of each officer. Payments under such agreements are to be made in 240 equal semimonthly installments and are to begin the month following retirement. In the event of their death, any unpaid benefits are paid to the officer's beneficiary.

   Under the agreement, payments are allocated between retirement benefits and consulting services. Charges to expense under the retirement portion of the agreements were recorded during the period of active employment and were calculated to result in an accrued amount at the officers' retirement date equal to the then present value of one-half of the estimated payments. Future obligations under the retirement portion of the agreement are as follows at October 31, 1996:

   1997................................................................ $ 66,492
   1998................................................................   79,096
   1999................................................................   69,198
   2000................................................................   75,272
   2001................................................................   81,880
   Thereafter..........................................................  164,132
                                                                        --------
                                                                        $536,070
                                                                        ========

   Under the agreements, the officers and their surviving spouses are obligated to render consulting and other services at Bromar's request and, therefore, the remaining one-half of the payments are considered to be applicable to such services to be performed by the officer and his surviving spouse after retirement and will be charged to expense in the year of payment. If an officer and his surviving spouse die before all payments are received by them, Bromar will accrue the amount equal to the then present value of the remaining payments to be made to such officer's designated beneficiary or estate. Compensation expense incurred relating to the consulting portion of the agreement was approximately $175,000 for the ten months ended October 31, 1996.

6. Employee Stock Plans

   Bromar has adopted a stock option plan under which certain key employees may be offered the opportunity to purchase varying amounts of Bromar's capital stock. There were 150,000 shares reserved for grant under this plan. All options granted under this plan have been granted at the fair market value of Bromar's common stock at the date of grant. Bromar had no shares of common stock available for future grant under the stock option plan during the ten month period ended October 31, 1996.

                          BROMAR, INC AND SUBSIDIARIES

7. Commitments and Contingencies

 Leases

   Bromar occupies certain buildings and uses certain office equipment under long-term operating lease agreements, which expire in various years through 2001. The annual future minimum lease payments for such leases (with initial or remaining terms in excess of one year) are as follows:

   1997.............................................................. $3,130,939
   1998..............................................................  1,689,546
   1999..............................................................  1,067,830
   2000..............................................................    297,308
                                                                      ----------
                                                                      $6,185,623
                                                                      ==========

   Rent expense was $2,475,019 for the ten months ended October 31, 1996.

 Covenants Not to Compete

   Bromar is contingently obligated to make payments under agreements with various individuals for future consulting services when such services are performed and upon compliance with covenants not to compete. The costs associated with such agreements are recognized on the straight-line basis over the period in which the services are to be rendered, which typically ranges from seven to ten years. The timing of payments due under these agreements are specifically defined in each agreement and as such, the payment stream does not necessarily correspond with the amortization period. Estimated future payments under these agreements and the estimated related cost to be charged to operations are as follows at October 31, 1996, actual payments and costs may differ based on future events:

                                                                   Payments Due
                                                                   on Agreements
                                                                   -------------
   1997...........................................................  $1,017,933
   1998...........................................................     819,386
   1999...........................................................     801,948
   2000...........................................................     771,689
   2001...........................................................     628,698
   Thereafter.....................................................   2,243,181
                                                                    ----------
                                                                    $6,282,835
                                                                    ==========

 Contingencies

   Bromar is subject to certain claims arising in the normal course of business. In management's opinion, any such contingencies would not materially affect Bromar's consolidated financial position, consolidated operating results or cash flows.

               UNAUDITED PRO FORMA COMBINED FINANCIAL STATEMENTS

                             BASIS OF PRESENTATION


     The following unaudited pro forma combined financial statements give effect to the merger of Merkert American and Richmont Marketing. This merger will be accounted for using the purchase method of accounting. Merkert American has been designated as the accounting acquiror as the current stockholders of Merkert American will own the largest portion of common stock of the combined company.

     The unaudited pro forma combined balance sheet gives effect to the transaction as if it had occurred on June 30, 1999. The unaudited pro forma combined statement of operations for the year ended December 31, 1998 give effect to:

               (i) the combination of Merkert American, Merkert Enterprises, Inc. and Rogers-American Company, Inc. as if that combination occurred on January 1, 1998; and

               (ii) the merger of Merkert American and Richmont Marketing as if that merger occurred on January 1, 1998.

     The unaudited pro forma combined statement of operations for the six months ended June 30, 1999 gives effect to the merger of Merkert American and Richmont Marketing as if that merger occurred on January 1, 1998.

     The pro forma adjustments discussed herein are based on estimates, and certain assumptions. It is management's opinion that the final allocation of the purchase price will not differ materially from the preliminary estimated amounts. Management anticipates that the final price allocation will be completed soon after the consummation of the transaction. The pro forma financial data do not purport to represent what Merkert American's financial position or results of operation would actually have been if such transactions had in fact occurred on those dates and are not necessarily representative of Merkert American's financial position or results of operation of Merkert American for any future period.

         MERKERT AMERICAN CORPORATION AND RICHMONT MARKET SPECIALISTS

          NOTES TO UNAUDITED PRO FORMA COMBINED FINANCIAL STATEMENTS


1.   General

     Merkert American was organized in March 1998 to create a leading food brokerage firm providing outsourced sales, merchandising and marketing services to manufacturers, suppliers and producers of food products and consumer goods ("Manufacturers"). Merkert American acts as an independent sales and marketing representative, selling grocery and consumer products on behalf of Manufacturers and coordinating the execution of Manufacturers' marketing programs with retailers and wholesalers ("Retailers"). Merkert American's principal source of revenue is commissions it receives from Manufacturers. Merkert American's other activities include managing private label programs on behalf of selected Retailers.

     Prior to December 18, 1998 Merkert American conducted operations only in connection with the combination of Merkert Enterprises and Rogers-American (the "Combination") and Merkert American's initial public offering (the "Offering"). On December 18, 1998, Merkert American purchased all of the issued and outstanding capital stock of Merkert Enterprises and Rogers-American in the Combination.

     On December 18, 1998 Merkert American sold 4.4 million shares of its common stock at a price of $15.00 per share.

     The operating results of Merkert American reflect only activity subsequent to the Combination and the Offering, from December 18, 1998 to December 31, 1998 with respect to Merkert Enterprises and Rogers-American. Prior to December 18, 1998 Merkert American's Statement of Operations only reflects the non-recurring, non-cash compensation charge of approximately $1.3 million in the second quarter 1998 pertaining to the April 1998 purchases of 275,222 shares of common stock from Merkert American.

     Prior to the Combination, Merkert Enterprises and Rogers-American operated throughout the periods presented as independently owned entities. For financial reporting purposes, Merkert American is presented as acquiring Merkert Enterprises and Rogers-American. Merkert Enterprises, headquartered in Canton, Massachusetts, was founded in 1950 and operated 10 offices throughout New England, New York, and the mid-Atlantic, from Maine west to Ohio and south to Virginia. Rogers-American, headquartered in Charlotte, North Carolina, was founded in 1934 and operated 20 offices throughout the southeastern and mid-Atlantic United States.

2.   Merger with Richmont Marketing Specialists Inc.

     On August 18, 1999, Merkert American completed the merger with Richmont Marketing Specialists Inc. Under the terms of the transaction, the stockholders of Richmont Marketing received 6,705,551 shares of Merkert American's common stock. In addition, Merkert American granted to certain stockholders and employees of Richmont Marketing options to purchase an additional 800,000 shares of Merkert American's stock at a per share price equal to $13.50. For purposes of computing the estimated purchase price for accounting purposes, the fair value of the shares is determined by applying 10% discount to the expected market value of the shares issued due to restrictions on the sale and transferability of the shares issued. The shares issued to the stockholders of Richmont are unregistered shares. Accordingly, unless registered, these shares cannot be sold except under Rule 144 or another applicable exemption from registration under the Securities Act of 1933, as amended. Merkert American assumed all of Richmont Marketing's outstanding debt, which net of cash on hand at June 30, 1999 totaled approximately $150 million. The excess of the purchase price over the fair value of the net liabilities assumed will be assigned to goodwill, subject to an appraisal of the assets. In connection with the merger, Merkert American changed its name to Marketing Specialists Corporation.

     As part of the integration of the two companies, several offices in geographic locations in which both Merkert American and Richmont Marketing currently operate will be consolidated. The new company expects to achieve significant savings associated with these consolidations including payroll and other operating costs associated with reduced headcount and office expenses. In addition, the new company expects to eliminate several executive, selling and general administrative personnel that management believes will no longer be required upon the integration. The Company expects to incur significant restructuring charges as a result of the integration of the two companies.

     The estimated results of the new company's integration plans are not reflected in the accompanying Pro Forma Combined Financial Statements.

                         MERKERT AMERICAN CORPORATION

                            PRO FORMA BALANCE SHEET
                                  (Unaudited)

                              As of June 30, 1999

                                                             Merkert    Richmont       Pro forma     Pro forma
                                                            American   Marketing      Adjustments     Combined
                                                            --------   ---------      -----------    ---------
Assets

Cash and cash equivalents..........................         $    607   $   9,021      $ (4,052)(a)   $   5,576
Restricted cash....................................            8,260                                     8,260
Accounts receivables, net..........................           22,942      30,223                        53,165
Inventories........................................            1,032                                     1,032
Income taxes receivable............................            2,476                                     2,476
Prepaid expenses and other.........................            1,500       3,643                         5,143
                                                            --------   ---------      --------       ---------


     Total current assets..........................           36,817      42,887        (4,052)         75,652
Plant and equipment, net...........................           17,560      21,887                        39,447
Goodwill and other intangibles, net................          136,835      79,243       110,375 (a)     326,453
Other assets.......................................            6,541       6,963          (778)         12,726
     Total assets..................................         --------   ---------      --------       ---------

                                                            $197,753   $ 150,980      $105,545       $ 454,278
                                                            ========   =========      ========       =========

Liabilities and Stockholders' Equity

Accounts payable and accrued
     expenses......................................         $ 24,045   $  14,030                     $  38,075

Current maturities of long term debt...............           14,807       9,386                        24,193
                                                            --------   ---------                     ---------

     Total current liabilities.....................           38,852      23,416                        62,268

Long term debt, net of current portion.............           81,367     159,628                       240,995

Other liabilities..................................
                                                               1,976      10,049                        12,025
     Total liabilities.............................         --------   ---------                     ---------

                                                             122,195     193,093                       315,288

Stockholders' equity

     Common Stock..................................               75           2            65 (b)         142
     Additional paid in capital....................           78,032      31,306        32,059 (c)     141,397
     Retained earnings (Accumulated
          deficit).................................           (2,549)    (71,916)       71,916 (b)      (2,549)
     Treasury stock................................                       (1,505)        1,505 (b)          --
                                                            --------   ---------      --------       ---------

          Total stockholders' equity (deficit).....           75,558     (42,113)      105,545         138,990
                                                            --------   ---------      --------       ---------

Total liabilities and stockholders' equity.........         $197,753   $ 150,980      $105,545       $ 454,278
                                                            ========   =========      ========       =========

   See the accompanying notes to the unaudited Pro Forma Combined Financial
                                 Statements.

                     NOTES TO UNAUDITED PRO FORMA COMBINED
                           BALANCE SHEET ADJUSTMENTS

                              AS OF JUNE 30, 1999

(a) Records the goodwill resulting from the purchase of Richmont Marketing by Merkert American. The goodwill is calculated as follows:


          Fair value of shares of common stock and options issued..  $ 63,432
          Transaction costs........................................     4,830(1)
                                                                     --------
                                                                       68,262

          Plus: fair value of net tangible liabilities assumed.....    42,113
                                                                     --------
          Net increase in goodwill.................................   110,375
                                                                     ========

     -----------
     (1) Transaction costs may increase by approximately 3 million dollars if the amended credit facility with First Union National Bank is successfully syndicated due to payments owed to Monroe & Company, LLC and Richmont Capital Partners I, L.P.


(b) Records the par value of common stock issued and the elimination of the historical equity accounts of Richmont Marketing.

(c)  Records the paid in capital result from the acquisition of Richmont
     Marketing.


          Fair value of shares and options issued..................  $ 63,432
          Less: allocated to common stock..........................       (67)
                                                                     --------
                                                                       63,365

          Less: Paid in capital recorded on the books of Richmont
          Marketing................................................   (31,306)
                                                                     --------
          Net increase to paid in capital..........................  $ 32,059
                                                                     ========

                  PRO FORMA COMBINED STATEMENT OF OPERATIONS
                     FOR THE YEAR ENDED DECEMBER 31, 1998

              (in thousands, except share and per share amounts)

                                                                     Period from
                                        Period Ended   Period Ended  Inception to
                                        December 18,   December 18,  December 31,
                                           1998           1998          1998
                                          Merkert        Rogers        Merkert     Richmont        Pro forma      Pro forma
                                        Enterprises     American      American   Marketing (h)    adjustments    Combined (d)
                                        ------------  -------------  ---------  -------------  ---------------  ------------
Commission income.....................     $ 90,254       $ 79,558    $ 5,975       $218,294                       $394,081
Sales.................................       42,185             --      2,420             --                         44,605
                                           --------       --------    -------       --------                       --------
  Revenues............................      132,439         79,558      8,395        218,294                        438,686
Cost of sales.........................       38,709             --      2,368             --                         41,077
Selling, general and administrative
  expenses............................       89,584         92,120      7,035        202,316          (722)(a)(e)   390,333
Restructuring expense.................        5,987            948         --             --                          6,935
Depreciation and amortization.........        4,437          2,439        179         32,735       (23,732)(b)       16,058
                                           --------       --------    -------       --------       -------         --------
  Operating income (loss).............       (6,278)       (15,949)    (1,187)       (16,757)       24,454          (15,717)
Interest expense......................        4,180          2,617        273         15,759          (825)(c)       22,004
Other (income) expense, net...........          530             --          6           (106)           --              430
                                           --------       --------    -------       --------       -------         --------
  Loss before income taxes............      (10,988)       (18,566)    (1,466)       (32,410)       25,279          (38,151)
Provision (benefit) for income taxes..           --           (677)        --            (73)          750 (f)           --
                                           --------       --------    -------       --------       -------         --------
Net loss..............................     $(10,988)      $(17,889)   $(1,466)      $(32,337)      $24,529         $(38,151)
                                           ========       ========    =======       ========       =======         ========

Basic loss per share..................                                                                             $  (2.68)
                                                                                                                   ========
Shares used in computing basic net
  loss per share......................                                                                           14,214,000 (g)
                                                                                                                 ==========

Diluted net loss per share............                                                                             $  (2.68)
                                                                                                                   ========
Shares and potential dilutive shares used
 in computing loss per share                                                                                     14,214,000 (g)
                                                                                                                 ==========

(a) Represents the salaries, fringe benefits and other directly attributable expenses of certain former stockholders of Merkert Enterprises and Rogers-American.
(b) Represents the net decrease of amortization of goodwill and other intangibles as a result of the purchase of Merkert Enterprises and Rogers-American and the merger of Richmont Marketing with and into Merkert American. Merkert American has assigned a 40-year life for goodwill and lives ranging from 5 to 7 years for other intangibles.
(c) Represents the reduction of interest expense as a result of Merkert American's repayment of certain obligations of Merkert Enterprises and Rogers-American.
(d) The pro forma combined statement of operations includes in the aggregate approximately $15 million of aggregate, non-recurring compensation charges recorded in the fourth quarter of 1998 by Merkert American, Merkert Enterprises and Rogers-American. These compensation charges relate to: (1) employment contract settlements of $1,500 paid to certain executives of Merkert Enterprises who are departing Merkert American; (2) cash and life insurance policies to be distributed to certain stockholders of Rogers-American; and (3) the transfer of shares of common stock of Rogers-American by the principal stockholders to certain minority stockholders.
(e) Includes $178 of compensation expense related to stock options granted to certain employees. Merkert American granted 245,000 options to purchase shares of common stock in October 1998 for $11.25 per share. Merkert American will recognize compensation expense for the difference between the exercise price and the Offering price of $15.00 per share over the five-year vesting period.
(f) Represents the adjustment to record the income tax provision after considering non-deductible goodwill amortization and any deferred tax valuation allowance requirements.
(g) Includes all shares of Merkert American common stock outstanding as of June 30, 1999 and 6,705,551 shares of common stock to be issued to the shareholders of Richmont Marketing. Shares used in computing diluted earnings per share exclude the impact of all outstanding options as their effect would be antidilutive.
(h) Certain historical amounts have been reclassified for consistent presentation.

                  PRO FORMA COMBINED STATEMENT OF OPERATIONS

                    FOR THE SIX MONTHS ENDED JUNE 30, 1999

              (in thousands, except share and per share amounts)

                                                 Merkert     Richmont      Pro forma      Pro forma
                                                American   Marketing(d)    adjustment      Combined
                                                ---------  ------------  --------------  ------------
Commission income.............................  $ 85,008   $   105,591                   $   190,599
Sales.........................................    22,087            --                        22,087
                                                --------   -----------                   -----------
 Revenues.....................................   107,095       105,591                       212,686

Cost of sales.................................    19,845            --                        19,845
Selling, general and administrative expense...    80,619       101,626                       182,245
Depreciation and Amortization.................     3,008        14,714       (9,491)(a)        8,231
                                                --------   -----------     --------      -----------
 Operating income (loss)......................     3,623       (10,749)       9,491            2,365

Interest expense, net.........................     3,946         8,101                        12,047
Other (income) expense, net...................        --            --                            --
                                                --------   -----------     --------      -----------
 Loss before income taxes.....................      (323)      (18,850)       9,491           (9,682)

Provision (benefit) for income taxes..........       760          (801)          41 (b)           --
                                                --------   -----------   ----------      -----------
Loss before extraordinary item................  $ (1,083)  $   (18,049)       9,450      $    (9,682)
Extraordinary loss, net of tax................        --        (1,038)                       (1,038)
                                                --------   -----------     --------      -----------
Net loss......................................  $ (1,083)  $   (19,087)    $  9,450      $   (10,720)
                                                ========   ===========     ========      ===========
Basic net loss per share......................                                           $     (0.75)
                                                                                         ===========
Shares used in computing basic net loss
 per share(c).................................                                            14,214,000
                                                                                         ===========
Diluted net loss per share....................                                           $     (0.75)
                                                                                         ===========
Shares and potential dilutive shares used in
 computing diluted loss per share(c)..........                                            14,214,000
                                                                                         ===========

(a) Represents the net decrease of amortization of goodwill as a result of the merger of Richmont Marketing with and into Merkert American. Merkert American has assigned a 40-year life for goodwill.
(b) Represents the adjustment to record the income tax provision after considering non-deductible goodwill amortization and any deferred tax valuation allowance requirements.
(c) Includes all shares of Merkert American common stock outstanding as of June 30, 1999 and 6,705,551 shares of common stock to be issued to the shareholders of Richmont Marketing. Shares used in computing diluted earnings per share exclude all outstanding options as their effect would be antidilutive.
(d) Certain historical amounts have been reclassified for consistent presentation.